Exhibit 10.1

0n ……………/………………..2021

THIS PETROLEUM AGREEMENT is made and entered between

THE GOVERNMENT OF THE REPUBLIC OF NAMIBIA

MINISTRY OF MINES AND ENERGY

(Herein represent by The Honorable Tom Alweendo in his capacity as the Minister of the Ministry of Mines and Energy),

(Hereinafter referred to as the “Government”)

And

Niikela Exploration (PTY) LTD

(Hereinafter represented by Ms. Mbute Rusa Andreas, as duly authorized by the Board of Directors of …Niikela Exploration. (PTY) LTD in terms of the resolution passed on this 7th day of September 2020. (Hereinafter referred to as “Niikela”)

And

Elephant Oil LTD

(Hereinafter represented by …Mr. Matthew B. Lofgran, as duly authorized by the Board of Directors of Elephant Oil LTD in terms of the resolution passed on this 15th day of January 2013. (Hereinafter referred to as “Elephant”)

And

NAMCOR E&P EXPLORATION AND PRODUCTION (PTY) LTD

(Hereinafter represented by Mr. Immanuel Mulunga, as duly authorized by the Board of Directors of … NAMCOR EXPLORATION AND PRODUCTION (PTY) LTD in terms NAMCOR E&P’s Schedule of Authority (Hereinafter referred to as “NAMCOR E&P”)

(Hereinafter collectively referred to as the “Company”)

PREAMBLE

WHEREAS all rights in relation to the exploration for, the production and disposal of, and the control over, Petroleum in or upon any Land in Namibia vest in the State;

AND WHEREAS the Petroleum (Exploration and Production) Act, 1991, provides for the exploration for, and the production and disposal of, Petroleum under a licence issued in terms of that Act;

AND WHEREAS Niikela, Elephant and NAMCOR E&P have applied for an Exploration Licence and intends, in the event of a Discovery of Petroleum of a commercial interest made by it, to apply for a Production Licence and to carry on Production Operations and to sell or otherwise dispose of Petroleum recovered;

AND WHEREAS the Minister of Mines and Energy is empowered to grant and issue Exploration Licences and Production Licences, subject to such terms and conditions as may, in addition to the terms and conditions set out in section 14 of the said Act, be agreed upon in terms of section 13 thereof;

AND WHEREAS the Minister is prepared to grant such application on certain terms and conditions;

NOW THEREFORE it is hereby agreed at WINDHOEK on this ....... day of ....................... 2021 between:

THE GOVERNMENT OF NAMIBIA (“Government”)

(Herein represented by its Minister of Mines and Energy)

-and-

Niikela Exploration (PTY) LTD

And

Elephant Oil LTD

And

NAMCOR EXPLORATION AND PRODUCTION (PTY) LTD

THAT the Minister of Mines and Energy shall cause-

(a) an Exploration Licence to be issued in accordance with the provisions of section 34 of the said Petroleum (Exploration and Production) Act, 1991, as amended, to the Company upon signature of this Agreement and delivery by the said Company to the Minister of Mines and Energy of the Bank guarantee and the performance guarantee referred to in clauses 4 and 30 of the Agreement; and

(b) in the event that a Discovery of a commercial interest is made in the area in respect of which such Exploration Licence has been issued and a Petroleum Field is declared under section 42 of the said Petroleum (Exploration and Production) Act, 1991, pursuant to such Discovery, upon an application made in terms of section 46 of that Act a Production Licence to be issued in accordance with the provisions of section 47(1)(a) of that Act to the said Company.

THAT the aforesaid Exploration Licence and, when issued, Production Licence shall, in addition to the terms and conditions contained in the said Petroleum (Exploration and Production) Act, 1991, and the Petroleum (Taxation) Act, 1991, be subject to the terms and conditions set out in the Schedule hereto.

SCHEDULE

ARRANGEMENT OF CLAUSES

Clause

1. Definitions

2. Address and other particulars of Company

3. Duration of Exploration Licence

4. Minimum exploration work programme

5. Technical Advisory Committee

6. Work programme and budget

7. Relinquishment

8. Discovery and development of Petroleum

9. Application for Production Licence

10. Sole risk

11. Environmental protection

12. Work practices and carrying out of operations

13. Royalty and annual charges

14. Taxation

14A. Optional Clause on Participation

15. Valuation of Namibian Crude Oil

16. Natural Gas

17. Insurance and assets

18. Measurement of Petroleum

19. Accounts and audits

20. Records, reports and ownership of data

21. Confidentiality of data

22. Employment and training

23. Namibian goods and services

24. Domestic supply obligation

25. Unit development

26. Termination

27. Vis major

28. Assignation

29. Arbitration

30. Performance guarantee

31. Entire agreement and amendments

32. Waiver

33. Applicable law

34. Notices

ANNEXURE 1: Description of Licence Area

ANNEXURE 2: Map of Licence Area

ANNEXURE 3: Bank guarantee

ANNEXURE 4: Accounting procedure

ANNEXURE 5: Performance guarantee

ANNEXURE 6: Principles governing the training scheme of the Ministry of Mines and Energy

ANNEXURE 7: Principles governing the use of funds paid to NAMCOR E&P for environmental studies.

...

Clause 1

Definitions

1.1	In this Agreement, unless the context indicates otherwise:

(a)	“Affiliate”, in relation to the Company, means any company holding directly or indirectly a majority of shares in the Company or any company which is controlled directly or indirectly by such first-mentioned company;

(b)	“Appraisal Well” means any Well drilled after a Discovery of Petroleum has been made in the Licence Area for purposes of determining the quantity of Petroleum in the Petroleum Reservoir to which such Discovery relates;

(c)	“Associated Natural Gas” means Natural Gas produced from any Well in the Licence Area from which Crude Oil is predominantly produced and which is separated from Crude Oil in accordance with Good Oilfield Practices, including the free gas cap, but shall exclude any liquid hydrocarbons extracted from such gas;

(d)	“Barrel” means 42 United States gallons liquid measure, corrected to a temperature of 60 degrees Fahrenheit;

(e)	“Block” means a Block, as defined in section 1(1) of the Petroleum Act;

(f)	“Calendar Month” means any of the 12 months of the Calendar Year;

(g)	“Calendar Year” means a period of a year commencing on the first day of January in every year;

(h)	“Commissioner” means the Commissioner defined in section 1(1) of the Petroleum Act;

(i)	“Company” means the Company, which is a Party or, in the case of a joint venture, the Companies which are parties to this Agreement, and includes any other company to which the Company has assigned its interest or any part thereof in relation to its Exploration Licence or in its Production Licence;

(j)	“Companies Act” means the Companies Act, 1971 (Act No. 61 of 1971);

(k)	“Crude Oil” means any Petroleum which is in a liquid state at the wellhead or gas-oil separator or which is extracted from Natural Gas in a plant, including distillate and condensate, and which has been produced from the Licence Area; provided however, that in clause 24 and where the context so admits, in clause 15, a reference to crude oil does not necessarily imply that it has been produced from the Licence Area;

(l)	“Crude Oil Produced and Saved” means Crude Oil produced by the Company under a Production Licence, but shall not include any such Crude Oil which has been unavoidably lost or lawfully used in connection with operations for the recovery of Petroleum;

(m)	“Crystalline Basement”, for purposes of clause 4, means any igneous or metamorphic rock excluding sills, dykes and similar subsurface intrusions or any stratum in and below which the geological structure or physical characteristics of the rock sequence do not have the properties necessary for the accumulation of Petroleum in commercial quantities and which reflects the maximum depth at which any such accumulation can be reasonably expected;

(n)	“Decommissioning Plan” means the package of measures proposed by the Company pursuant to s.46(2)(viA) of the Petroleum Act to be taken after cessation of production operations to remove or otherwise deal with all installations, equipment, pipelines and other facilities, whether on shore or off shore, erected or used for purposes of such operations and to rehabilitate land disturbed by way of such operations, reviewed pursuant to s.68 A(1) and either approved or revised by the Minister pursuant to s.68A(2) or 68A(3) of the Petroleum Act.

(o)	“Development Operations” means Development Operations, as defined in section 1 of the Taxation Act;

(p)	“Development Plan” means the proposed programme of production and of processing of Petroleum submitted in terms of section 46(2) of the Petroleum Act;

(q)	“Discovery” means a Discovery as defined in section 1 of the Petroleum Act;

(r)	“Environmental Damage” includes any damage or injury to, or destruction of, air or soil or water or any plant or animal life, whether in the sea or in any other water or on, in or under Land;

(s)	“Exploration Area” means an Exploration Area as defined in section 1(1) of the Petroleum Act;

(t)	“Exploration Licence” means an Exploration Licence as defined in section 1(1) of the Petroleum Act;

(u)	“Exploration Operations” means Exploration Operations as defined in section 1(1) of the Petroleum Act;

(v)	“Exploration Period” means the Initial Exploration Period, the First Renewal Exploration Period or the Second Renewal Exploration Period;

(w)	“Exploration Well” means a Well drilled in the course of Exploration Operations, but shall not include an Appraisal Well;

(x)	“First Renewal Exploration Period” means the period for which the Exploration Licence issued to the Company has been renewed for the first time under section 34 of the Petroleum Act;

(y)	“Good Oilfield Practices” has the meaning assigned to it in section 1(i) of the Petroleum Act;

(z)	“Immovable Asset” means property which can be touched but which cannot be moved, and includes buildings, fixtures or improvements in or over Land and the right of occupation thereof;

(aa)	“Inflation Factor” means the figure, expressed to the fourth place of decimals, obtained by dividing the Price Index as reported for the first time in the monthly publication “International Financial Statistics” of the International Monetary Fund in the section “Prices, Production, Employment” for the month in which this Agreement has been signed by the Price Index first so reported for the month in which the expenditure in question has been so incurred or, for purposes of clause 22.4, the month for which the annual adjustment is to be made;

(ab)	“Initial Exploration Period” means the period commencing on the date of signature of this Agreement and ending on a date not later than four years as from such first mentioned date or such shorter period as may be determined in clause 3;

(ac)	“Land” means Land as defined in section 1 (1) of the Petroleum Act;

(ad)	“Licence Area” means a Licence Area as defined in section 1 of the Taxation Act to which the licence of the Company relates and which is described in Annexure 1 and shown on the map contained in Annexure 2;

(ae)	“Minister” means the Minister as defined in section 1(1) of the Petroleum Act;

(af)	“Natural Gas” means Natural Gas, whether Associated or Non-Associated, and all its constituent elements produced from any Well in the Licence Area and all non hydrocarbon substances therein;

(ag)	“Natural Gas Produced and Saved” means Natural Gas produced by the Company under a Production Licence, but shall not include any such Natural Gas which has been unavoidably lost or lawfully used in connection with operations for the recovery of Petroleum;

(ah)	“Non-Associated Natural Gas” means Natural Gas other than Associated Natural Gas;

(ai)	“Party” means the Government or the Company, as the case may be;

(aj)	“Petroleum” means Petroleum as defined in section 1(1) of the Petroleum Act;

(ak)	“Petroleum Act” means the Petroleum (Exploration and Production) Act, 1991;

(al)	“Petroleum Data” has the meaning assigned to it clause 20.3 of this Agreement;

(am)	“Petroleum Field” means a Petroleum Field as defined in section 1(1) of the Petroleum Act;

(an)	“Petroleum Operations” means Exploration Operations and Production Operations carried out in or in connection with a Licence Area;

(ao)	“Petroleum Produced and Saved” means Crude Oil and Natural Gas Produced and Saved.

(ap)	“Petroleum Reservoir” means a Petroleum Reservoir as defined in section 1(1) of the Petroleum Act;

(aq)	“Price Index” means the value of the United States Industrial Goods Producer Price Index reported for the first time for the year or, for purposes of clauses 4.7 and 22.5, the month in question in the monthly publication of the International Monetary Fund known as the “International Financial Statistics” in the section titled “Prices, Production, Employment”;

(ar)	“Production Area” means a Production Area as defined in section 1(1) of the Petroleum Act;

(as)	“Production Licence” means a Production Licence as defined in section 1(1) of the Petroleum Act;

(at)	“Production Operations” means Production Operations as defined in section 1(1) of the Petroleum Act;

(au)	“Quarter” means a period of three consecutive Calendar Months commencing on the first day of January, April, July or October of each Calendar Year;

(av)	“Second Renewal Exploration Period” means the period for which the Exploration Licence issued to the Company has been renewed for the second time under section 34 of the Petroleum Act;

(aw)	“Site Restoration” means all activities required to return a site to its natural state or to render a site compatible with its intended after use after cessation of Petroleum Operations in relation thereto, and shall include removal of equipment, offshore and onshore structures and debris, establishment of compatible contours and drainage, replacement of top soil, re-vegetation, slope stabilization or infilling of excavations;

(ax)	“Taxation Act” means the Petroleum (Taxation) Act, 1991;

(ay)	“Trust Fund” means the trust fund referred to in s.68(B) of the Petroleum Act.

(az)	“Well” means a Well as defined in section 1(1) of the Petroleum Act.

1.2	For the purposes of the definition of “Affiliate”-

(a)	a Company is directly controlled by any other company or companies if such company or companies hold shares in such first-mentioned Company carrying in the aggregate the majority of votes exercisable at the Company’s general meetings;

(b)	a particular Company is indirectly controlled by a company or companies (hereinafter referred to as the parent company or companies) if a series of companies can be specified, beginning with the parent company, so related that each company of the series, except the parent company or companies, is directly controlled by one or more of the companies earlier in the series.

1.3	The headings to the respective clauses of this Agreement are used merely for convenience and shall not form part of this Agreement.

1.4	Unless the contrary intention appears, words importing the masculine gender include females and words in the singular number include the plural, and words in the plural number include the singular.

Clause 2

Address and other particulars of Company

2.1	The Company’s Registration

2.1.1	Niikela is duly registered and incorporated as a company in accordance with the provisions of the Companies Act in respect of which incorporation a certificate of incorporation No. .2020/0564.. dated ..07 September 2020.. has been issued.

2.1.2	Elephant is duly registered and incorporated as a company in accordance with the provisions of the Companies Act in respect of which incorporation a certificate of incorporation No. 083.59.224. dated 14 January 2013 has been issued.

2.1.3	NAMCOR E&P is duly registered and incorporated as a company in accordance with the provisions of the Companies Act in respect of which incorporation a certificate of incorporation No. .2000/170.

(In the case of a joint venture, amend clause to include relevant particulars of each participating company)

2.2	The Company’s Share Capital

2.2.1	The share capital of the Niikela is 4000 ordinary par value shares of one (1.00) Namibian Dollar/cent each.

2.2.2	The share capital of the Elephant is 23,218,183 ordinary par value shares of £0.0002 (GBP) per share.

2.2.3	The share capital of NAMCOR E&P is 10,000,000 (ten million) shares of one (1.00) Namibian dollar each.

2.3	The Company’s Registered address

2.3.1	The registered address of Niikela is .ERF: 5180 Siegfried Tjitmisa Street, Katutura Central, Windhoek, Namibia.

2.3.2	The registered address of Elephant is 6th Floor, 60 Gracechurch Street, London, EC3V 0HR, UK.

2.3.3	The registered address of NAMCOR E&P is 1 Aviation Road, Petroleum House, Windhoek, Namibia.

(In the case of a joint venture, amend clause to include relevant particulars of each participating company)

2.4	The Company’s Beneficial owners

2.4.1	Niikela hereby declares that the following persons are the beneficial owners of more than five per cent of the shares issued by it:-

Full Names: Percentage held:

1.	Mbute Rusa Andreas..................	1. 100%...................

2.4.2	Elephant hereby declares that the following persons are the beneficial owners of more than five (5%) per cent of the shares issued by it:-

Full Names: Percentage held:

1.	M Lofgran	1. 28.8%
2.	Hot Rocks Investments PLC	2. 8.5%
3.	G Burnell	3. 8.4%
4.	Woodland Capital Limited	4. 6.0%

2.4.3	NAMCOR E&P hereby declares that the following persons are the beneficial owners of more than five per cent of the shares issued by it:-

Full Names: Percentage held:

1.	Government of the Republic of Namibia	1. 100%

(In the case of a joint venture, amend clause to include relevant particulars of each participating company and add percentage of participating interest of each company in such joint venture)

The respective Participation Interest of Niikela, Elephant and NAMCOR E&P in and under the Exploration Licence will be as follows:

Niikela	20%
Elephant	70%
NAMCOR E&P	10%

Clause 3

Duration of Exploration Licence

3.1

Subject to the provisions of the Petroleum Act, the Exploration Licence granted to the Company shall be for an initial period of four (4) years commencing from the date of signature of this Agreement by all the parties thereto.

3.2

Subject to the provisions of the Petroleum Act, the Exploration Licence referred to in clause 3.1 may be renewed for such further period, not exceeding two years, as may be determined by the Minister at the time of the renewal of such licence as from the date on which such licence would have expired if an application for its renewal had not been made or on the date on which the application for such renewal is granted, whichever date is the later date: Provided that such licence shall not be renewed on more than two occasions.

Clause 4

Minimum exploration work programme

4.1	Subject to clause 4.5, the Company shall, during each of the periods referred to in paragraphs (a), (b) and (c) below into which its exploration work programme is divided for purposes of this Agreement, carry out the work specified in such Articles 4.1 (a,b,c) and Article 4.2 as related to such work.

(a) Initial Exploration Period – Phase 1 – Year 1 through Year 3

(1a) Minimum exploration work

a)	Purchase all available Potential Field Data from the Geological Survey of Namibia

b)	Undertake a surface geochemical soil gas sampling survey

c)	Undertake passive seismic survey consisting of a minimum of 60 stations

d)	Undertake field study, basin modeling and prospectivity study over the block

Initial Exploration Period (continued) – Phase 2 – Year 4

(1b) Minimum exploration work

-	Acquire between 200 km and 250 km of 2D seismic

Minimum exploration expenditure Years 1 – 4

$500,000 USD (estimated)

(b) First Renewal Exploration Period – two (2) years

(i) Minimum exploration work

Drill one (1) exploration well at a depth to be agreed by the Technical Committee

(ii) Minimum exploration expenditure

$5,000,000 USD (estimated)

(c) Second Renewal Exploration Period – two (2) years

(i) Minimum exploration work

Drill one (1) exploration and either undertake 250 km of 2D seismic or drill one exploration well . The depth of the exploration well(s) shall be agreed by the Technical Committee.

(ii) Minimum exploration expenditure

$5,000,000 USD (estimated)

4.2	The minimum exploration work and expenditure amounts referred to in clause 4.1 for each Exploration Period shall be deemed satisfied upon completion of the minimum work as set out above. Satisfaction of the minimum work is deemed satisfied, if properly execute using best oil field practices in undertaking the minimum work regardless of the specified expenditure amount. The concept of completion of the minimum work takes precedent over the expenditure amount assigned to the work. A detailed summary of the exploration work and actual expenditure amounts shall be provided to the Ministry on a regular basis. Notwithstanding the following, work undertaken during each exploration Period that exceeds the minimum work obligation and expenditure that exceeds either the minimum work or expenditure amounts shall be carried over into subsequent renewal periods by given the Ministry notice of the work and expenditures concluded during the term in question. The work specified in clause 4.1 for the above relevant periods equals or exceeds the sums mentioned in clause 4.1, provided that for this purpose all such actual attributable expenditures shall be adjusted for inflation, commencing from the Calendar Month in which this Agreement is signed by multiplying each such expenditure by the Inflation Factor.

4.3	If the Price Index ceases to be published, the Price Index contemplated in clause 4.2 shall for the purposes of this Agreement be such price index as may be determined by mutual agreement between the Parties to this Agreement.

4.4	Any expenditure incurred by the Company in respect of an appraisal programme referred to in clause 8 of this Agreement shall not be regarded to be expenditure incurred for purposes of clause 4.1.

4.5	With reference to Article 4.1, if the Company has during any period referred to above, spent more than the amount specified therein in respect of the period in question, the amount so overspent may, subject to adjustment in terms of Article 4.2, be carried over and credited against the minimum amount so specified in respect of the next ensuing period: Provided that this sub clause shall not be construed as detracting or modifying any obligation of the Company to drill Exploration Wells or to conduct seismic surveys in terms of this clause. For purposes of this Article, both goods and services incurred by the Company bought into the Country to fulfill the minimum work obligations of a given Period will be credited to the amounts of the minimum work obligation.

4.6	No Exploration Well drilled by the Company shall be regarded as discharging the Company from its obligation to drill such Well, unless

(a)	such Well has been drilled to a depth or stratigraphic level specified in clause 4.1; or

(b)	such Well has been drilled to such depth as may be necessary for evaluation of the geological formation established by the available geophysical data as the deepest objective in the feature chosen for drilling; or

(c)	before reaching the depth referred to in subparagraphs (a) and (b), the Crystalline Basement is encountered; or

(d)	before reaching such Crystalline Basement, insurmountable technical problems are encountered which will make further drilling impractical, provided that if the said Well is abandoned owing to the said problems before reaching the said Basement, the Company shall drill a substitute Exploration Well in the Licence Area to the depth aforesaid.

4.7	The Company shall on the date on which this Agreement is signed and on the first day on which the First Renewal Exploration Period and the Second Renewal Exploration Period commence provide, in a form similar to the form set out in Annexure 3, a bank guarantee in respect of the minimum expenditure referred to in clause 4.1 in respect of the Exploration Period in question.

(a)	The amount of any such bank guarantee shall be reduced at the end of every Quarter by an amount equal to the actual expenditure incurred by the Company during such Quarter in discharge of its obligations under clause 4.1.

(b)	If at the end of the Initial Exploration Period, the First Renewal Exploration Period or Second Renewal Exploration Period, as the case may be, the work and expenditure incurred by the Company during any such period, as adjusted in accordance with clause 4.4, and with due regard to any amount carried over in terms of clause 4.5 does not equal or exceed the minimum work obligation under Article 4.1, the Minister may invoke the said bank guarantee for the amount of work required under the respective Period that was not fulfilled by Company. The expenditure referred to in clause 4.1 for such period, the said bank guarantee shall be invoked for purposes of payment to the Minister of the full amount of the shortfall, as adjusted by multiplying such shortfall by a figure, expressed to the fourth place of decimals, obtained by dividing the Price Index, as reported for the first time in the monthly publication “International Financial Statistics” of the International Monetary Fund in the section “Prices, Production, Employment”, for the Calendar Month immediately preceding the day of receipt of written demand for payment of such shortfall, by such Price Index as so reported for the Calendar Month in which this Agreement has been signed. Notwithstanding the above, the minimum work obligation is deemed satisfied, if properly execute using best oil field practices in undertaking the minimum work regardless of the specified expenditure amount. The concept of completion of the minimum work takes precedent over the expenditure amount assigned to the work. A detailed summary of the exploration work and actual expenditure amounts shall be provided to the Ministry on a regular basis.

4.8	The Company shall submit to the Commissioner annually a work programme and a budget reviewed in accordance with the terms of clause 5.4 setting forth the work to be carried out and showing an estimate of the amounts to be spent thereon.

Clause 5

Technical Advisory Committee

5.1	The Minister and the Company shall as soon as possible after the date on which this Agreement is signed establish a committee to be known as the Technical Advisory Committee which shall consist of-

(a)	a chairman and three other persons appointed by the Minister; and

(b)	four other persons appointed by the Company.

5.2	The Minister and the Company may, with due regard to the terms of clause 5.1, appoint by notice in writing, whether by telex, telefax or otherwise, any person to act in the place of any member of the Technical Advisory Committee during his absence or incapacity to act as a member of the Committee.

5.3	When an alternate member acts in the place of any member he/she shall have the powers and perform the duties of such member.

5.4	Without prejudice to the rights and obligations of the Company in relation to the management of its operations the functions of the Technical Advisory Committee shall be-

(a)	to oversee and monitor all Petroleum Operations carried out by the Company;

(b)	to review any proposed exploration work programme and budgets to be submitted by the Company to the Commissioner in terms of clauses 4.8 and 6 and to monitor the implementation of any appraisal programmes submitted by the Company to the Minister in terms of clause 8;

(c)	to review and recommend to the Commissioner for approval, at any date after the date on which application is made by the Company for a Production Licence in respect of any part of the Licence Area and for as long as Petroleum is produced in such area, any proposed exploration work programme and budgets and any proposed amendment to be submitted to the Commissioner in terms of clauses 4.8 and 6;

(d)	to review any appraisal programmes submitted by the Company to the Minister in terms of clause 8 and any Development Plan which the Company proposes to submit in connection with an application for a Production Licence in terms of clause 9;

(e)	to ensure that the accounting of expenditure and the maintenance of operating records and reports kept in connection with the Petroleum Operations are made in accordance with this Agreement and the accounting principles and procedures generally accepted in the international petroleum industry.

5.5	All meetings of the Technical Advisory Committee shall be held at such places, whether within or, with the prior approval in writing of the Minister, outside Namibia, and at such times, but not less than one meeting during each half of the Calendar Year during the term of the Exploration Licence and thereafter not less than one meeting during each Quarter, as may be determined unanimously by its members.

5.6	Five members of the Technical Advisory Committee shall form a quorum for a meeting of the Committee.

5.7	The Minister or the Company shall have the right to call any expert to any meeting of the Technical Advisory Committee to advise the Committee on any matter of a technical nature requiring expert advice.

5.8	A unanimous vote of all the members of the Technical Advisory Committee present at a meeting thereof on any matter requiring a decision of the Committee as set out in clause 5.4 shall be a decision of the Committee and shall be binding upon the Parties to this Agreement. The committee shall not make any decision which shall unreasonably or negatively impede the Company’s ability to fulfill its obligations under this Agreement.

5.9	If a decision cannot be taken as contemplated in clause 5.8

(a)	in the case of a proposal of the Company in relation to a matter referred to in paragraph (a), (b) or (d) of clause 5.4, the proposal of the Company shall prevail, provided (i) that such proposal is not inconsistent with any term of this Agreement; and (ii) that, in the case of the review of a Development Plan, such proposal contains the particulars contemplated in section 46(2)(e) to (k) of the Petroleum Act;

(b)	in the case of any dispute in respect of a matter contemplated in paragraph

(c)	of clause 5.4, such dispute between the Minister and the Company shall be referred, within 90 days as from the date of the meeting on which no decision could have so been taken, to a sole expert appointed in accordance with the terms of clause 29.6.

Clause 6

Work programme and budget

6.1	During the currency of an Exploration Licence the Company shall prepare and submit in each Calendar Year, not less than three months prior to the last day of each Calendar Year to the Commissioner a work programme and budget referred to in paragraph (b) or (c) of clause 5.4 for review or for review and recommendation by the Technical Advisory Committee in accordance with the terms of those paragraphs, setting forth the Exploration Operations which the Company proposes to carry out during the period of 12 months immediately following such last day and the estimated cost thereof.

6.2	Any work programme and budget submitted in terms of sub clause 6.1 for review or review and recommendation by the Technical Advisory Committee to the Commissioner and any revision or amendment thereof shall be consistent with the requirements set out in clause 4 relating to the minimum exploration work and minimum exploration expenditure for any of the periods so set out within which the work programme and budget will fall.

6.3	The Company may by notice in writing to the Minister amend any work programme or budget submitted to the Technical Advisory Committee, provided that the work programme or budget is not required to be submitted to that Committee for review and recommendation to the Commissioner under the terms of paragraph (c) of clause 5.4 and such amendment is consistent with the Company’s obligations under clause 4.

6.4	A notice referred to in clause 6.3 shall state the reasons for which the amendment is necessary or desirable.

Clause 7

Relinquishment

7.1	Subject to the provisions of the Petroleum Act, the Company shall by notice in writing addressed and delivered to the Commissioner relinquish-

(a)	not later than 30 days before the end of the fourth year of the currency of the Exploration Licence, at least 50 per cent of the Exploration Area as described in Annexure 1 to which such licence relates and identified in such notice;

(b)	not later than 30 days before the end of the sixth year of such currency, at least a further 25 per cent of such Exploration Area as described in Annexure 1 and so identified,

Whereupon any part of the Exploration Area so identified shall cease to be part of such Exploration Area as from a date90 days after the date of such notice: Provided that-

(i)	if such licence is cancelled in terms of section 19(3) of the Petroleum Act in relation to any area of Land in any Calendar Year of the currency of such licence, such area of Land shall be deemed to have been relinquished for the purposes of the determination of the relinquishment next required to be made by the Company under paragraph (a) or (b);

(ii)	any area of Land relinquished under clause 7.2, shall be deemed to have been relinquished for the purposes of the determination of the relinquishment next required to be made by the Company under paragraph (a) or (b);

(iii)	the Company shall relinquish such Land in such a manner so as to ensure that the Exploration Area is, after such relinquishment, a single area consisting, in so far as it is possible, of rectangular blocks bounded by lines running either due North and South or due East and West and having sides, each of at least 30 seconds of longitude or latitude, as the case may be;

(iv)	the Company shall not be required to relinquish any Land in the Exploration Area which is subject to an application for a Production Licence or situated within a Petroleum Field or subject to an application for the declaration of a Petroleum Field.

7.2	The Company may, subject to the terms of sub-paragraph (iii) of the proviso to clause 7.1, by notice in writing addressed and delivered to the Commissioner relinquish any area of Land to which its Exploration Licence relates from a date not less than six months from the date on which such notice was delivered to the Commissioner.

7.3	Any relinquishment in terms of clause 7.2 shall be without prejudice to any obligation incurred by the Company in respect of the area relinquished prior to the date of relinquishment and such relinquishment shall not affect the obligations of the Company under clause 4.

Clause 8

Discovery and development of Petroleum

8.1	When a Discovery is made in an Exploration Area, the Company shall

(a)	forthwith inform the Commissioner by notice in writing of the fact that such Discovery has been made;

(b)	forthwith cause tests to be made in connection with such Discovery in order to determine the commercial interest of such Discovery;

(c)	within a period of 60 days after such notice, furnish the Commissioner in writing with particulars of the steps which it proposes to take to satisfy the requirements of paragraph (e) of this clause;

(d)	within a period of 60 days after such notice, furnish the Commissioner in writing with particulars relating to the Block or Blocks where such Discovery has been made, the nature of such Discovery and such other particulars as the Commissioner may require;

(e)	within a period of 60 days after having completed such tests, furnish the Commissioner with a report containing an evaluated result of such tests and an evaluation of the potential commercial interest of such Discovery.

8.2	If the report referred to in paragraph (e) of clause 8.1 indicates that in the Company's judgment, utilizing Good Oilfield Practices, a Discovery may be of commercial interest, the Company

(a)	shall within 90 days of the delivery of such report address and deliver to the Commissioner an appraisal programme which is commensurate with the size and nature of the Discovery for the Commissioner's approval which shall include particulars relating to the drilling of Appraisal Wells;

(b)	shall upon approval forthwith take all such steps as may be reasonable in the circumstances in order to appraise the Discovery and determine the quantity of Petroleum to which the Discovery relates in so far as it occurs within the Exploration Area;

(c)	may apply, pursuant to section 42 of the Petroleum Act, for the declaration of a Petroleum Field over the relevant area;

8.3	The Commissioner shall by notice in writing addressed and delivered to the Company within 30 days of delivery of the appraisal programme indicate whether or not he approves thereof.

8.4	Where the appraisal programme is not approved by the Commissioner, the Technical Advisory Committee shall, within a period of 30 days from the date on which the notice referred to in clause 8.3 was delivered to the Company, meet to discuss and agree on revisions to the appraisal programme.

8.5	If the members of the Technical Advisory Committee are unable to agree on revisions to the appraisal programme, the provisions of clause 5.9 shall apply mutatis mutandis, enabling the Company to proceed with the implementation of its appraisal programme, with such revisions, if any, as it deems fit. The Company’s appraisal programme shall be deemed to have been approved by the Commissioner on the date on which the Commissioner receives notification from the Technical Advisory Committee on the outcome of its deliberations.

8.6	The Company shall, within two years from the date on which the Commissioner approved of the appraisal programme or such longer period as the Commissioner on good cause shown may allow, address and deliver to the Commissioner-

(a)	a full report containing particulars of the results of the appraisal programme, including particulars relating to

(i)	the location and depth of Petroleum or hydrocarbon bearing structures;

(ii)	the composition of Petroleum or hydrocarbons;

(iii)	the estimated recoverable reserves of Petroleum or hydrocarbons;

(iv)	the estimated daily production potential of Petroleum or hydrocarbons;

(b)	a preliminary estimate of the cost of Development Operations and Production Operations relating to the Discovery, including the cost of transportation of Petroleum or hydrocarbons, based upon an outline design for the development of the Discovery.

8.7	The Company shall, in so far as it is able to do so from results obtained from an appraisal programme, within 13 months after the date on which the Commissioner approved of such programme, issue an interim report containing the particulars and preliminary estimates contemplated in clause 8.6.

8.8	The Commissioner may, at any time after delivery of the report and estimates referred to in clause 8.6, request the Company to supply such further particulars relating to such report as he deems necessary and the Company shall comply in writing with such request within 30 days from the date of delivery of such request.

8.9	The Commissioner and the Company shall, within three months of the delivery of the report and estimates referred to in clause 8.6 or such longer period as the Commissioner on good cause shown may allow, discuss the report and estimates to determine whether the Discovery is of commercial interest.

8.10	If the Company decides that the Discovery is not of present commercial interest and the Commissioner does not agree with such determination, the Commissioner may cause an independent evaluation of the Discovery to be carried out. If the independent evaluation establishes that the Discovery is of commercial interest, the provisions of clause 8.11 shall apply.

8.11	If the conclusion of the evaluation referred to in clause 8.10 is that the Discovery is of commercial interest the Minister may, subject to the terms of clause 8.12, by notice in writing addressed and delivered to the Company, direct that with effect from a date specified in such notice the Licence in question shall cease to be of any force and effect in relation to the Discovery Block in question and any adjoining Land required for purposes of obtaining access to that Block.

8.12	The Minister shall not exercise his powers under clause 8.11, unless he-

(a)	has submitted the evaluation referred to in clause 8.10 to the Company for consideration and afforded the Company a period of three months from the date of delivery of the said evaluation to review its position regarding the commercial interest of the Discovery and to notify the Minister in writing of its intention to develop the Discovery and the Company has failed or refused to so notify the Minister or has notified the Minister that it does not intend to develop the Discovery;

(b)	has by notice in writing addressed and delivered to the Company informed the Company of his intention to exercise such powers;

(c)	has requested the Company to make representations to the Minister in relation to the matter on or before a date specified in such notice;

(d)	is, having regard to information available to him and after having considered any representations made to him by virtue of the notice referred to in paragraph (a), satisfied that the Discovery is of commercial interest.

8.13	In the event of the Company notifying the Minister of its intention to develop the Discovery as contemplated in paragraph (a) of clause 8.12, the Company shall reimburse the Government the cost of the independent evaluation referred to in clause 8.10.

8.14	If the Minister has given a direction to the Company that the Company’s Exploration Licence shall cease to be of any force and effect in relation to the Discovery Block in question and any adjoining Land required for purposes of obtaining access to that Block in terms of clause 8.11, the Company may apply to the Minister to reinstate the rights it previously had in respect of the relevant area: Provided that-

(a)	the rights so reinstated shall not subsist beyond the date on which they would have expired, if the Minister had not made the direction under the said clause 8.11;

(b)	no such rights shall be exercised by the Company if the Minister has, subsequent to the said direction, granted any rights to any other person in relation to the area in question which are inconsistent with the rights so reinstated by the Minister;

(c)	the Company pays to the Government an amount equal to-

(i)	the cost of the independent evaluation referred to in clause 8.10, if any;

(ii)	any expenditure incurred by the Government in relation to Exploration Operations, appraisal operations and any other work done in or connected with such area after the date on which the said direction of the Minister under clause 8.11 was delivered to the Company; and

(iii)	500 per cent of all such expenditure referred to in subparagraphs (i) and(ii), which amount shall not be allowable as a deduction under the Taxation Act.

8.15	Notwithstanding the other provisions of this clause 8, if after having carried out an appraisal programme pursuant to section 39 (2) of the Petroleum Act, that a Discovery of Crude Oil is not of present commercial interest but may become of commercial interest then, if the Commissioner agrees with such determination, the Minister hereby agrees to allow the Company to retain the Discovery Block for the duration of the Company’s Exploration Licence and any renewal thereof, provided that:

(a)	The determination of potential commerciality shall be based on relevant economic criteria, including but not limited to, potential Crude Oil production rates, Crude Oil prices, development costs, operating costs as well as any other relevant criteria;

(b)	The Company shall reassess the commerciality of the Discovery twelve months after the Discovery has been notified to the Commissioner and thereafter every two years, based on the same economic criteria as set forth in (a) above;

(c)	The Company shall within 30 days after the completion of each reassessment inform the Minister whether it determines the Discovery still to be of potential commercial interest. A copy of any reassessment study shall be given to the Commissioner;

(d)	If as a result of the Company’s reassessment under clause 8.15(b) the Company determines that the Discovery has become of commercial interest the provisions of clause 8.2 to 8.14 shall apply;

(e)	If as a result of the Company’s reassessment under clause 18.5(b) the Company determines that the Discovery remains only of potential commercial interest, but the Commissioner considers that it is of present commercial interest, the provisions of clause 8.10 shall apply; and

(f)	If as a result of the Company’s reassessment under clause 8.15(b), the Company determines that the Discovery is no longer of potential commercial interest, the Minister may require the Company to relinquish the Discovery Block.

Clause 9

Application for Production Licence

9.1	If the Company intends to apply for a Production Licence in respect of the Discovery Block in question as contemplated in section 43(1) of the Petroleum Act, the Company shall arrange a meeting with the Commissioner to identify, after having had due regard to all the relevant particulars, the Discovery Block or Blocks to which such licence should relate.

9.2	Where a part of a Petroleum Reservoir in respect of which the Company intends to make an application for a Production Licence is contained in a Block or Blocks outside the Licence Area, such Block or Blocks may be included at the Minister’s discretion in the area in relation to which application for a Production Licence is made, provided that such Block or Blocks are not subject to an Exploration or Production Licence granted to any other person.

9.3	The Company shall, in making an application for a Production Licence as contemplated in section 43(1) of the Petroleum Act, comply with the provisions of section 46(2) of the Petroleum Act and any other provisions relating to such applications.

9.4	The proposed programme of Production Operations and processing of Petroleum referred to in section 46(2)(i) of the Petroleum Act shall-

(a)	relate exclusively to the Block or Blocks within the area to which the Licence relates and which, on a reasonable interpretation of the available particulars, contain a Petroleum Reservoir or part thereof;

(b)	be designed to ensure the most efficient, beneficial and timely use of the Petroleum resources in the area to which the Production Licence relates; and

(c)	be compiled in accordance with sound engineering, economic, safety and environmental principles recognized in the international petroleum industry.

9.5	The Minister shall, subject to the provisions of section 47 of the Petroleum Act and after approval of the Development Plan, within six months after delivery of the application for a Production Licence referred to in clause 9.3, grant such application and issue such licence for a period of 25 years.

9.6

If, within a period of 60 days after submission of the Development Plan, the Minister has failed or refused to approve such Development Plan, the Minister shall arrange a meeting with the Company to be held within a period of 14 days after the expiry of the aforesaid period.

9.7	If the Minister and the Company are unable to agree at the meeting referred to in clause 9.6 on whether such Development Plan meets the requirements set forth in clause 9.4, the Minister or the Company may request the appointment of the expert contemplated in clause 29.6, if necessary, and submit the dispute for determination.

9.8	In the event of the expert referred to in clause 9.7 determining that such Development Plan does not meet the requirements of clause 9.4, the said expert shall determine which modifications to such Development Plan are necessary to comply with the requirements of clause 9.4 and the Company shall modify such Development Plan accordingly.

9.9	The decision of the expert referred to in clause 9.8 shall be final and binding on the Minister and the Company, provided that in the event of the Company being dissatisfied with the decision of the said expert, it may, within 60 days after the date on which the decision was conveyed to it, notify the Minister that it withdraws the application for a Production Licence referred to in clause 9.3, in which event such notice shall be deemed to be a report by the Company contemplated in section 39(1) of the Petroleum Act.

Clause 10

Sole risk

10.1	Subject to the terms of clause 10.5, the Minister may during any Exploration Period require the Company by notice in writing-

(a)	to test any additional horizons within the agreed Well depth; or

(b)	to penetrate and test any horizons deeper than such depth; or

(c)	to continue drilling and test any such additional horizons.

10.2	A notice referred to in clause 10.1 shall be given as early as possible prior to or during the drilling of the Well, but in any case not after the Company has notified the Minister of the detailed completion or abandonment plan for the Well. Upon receipt of such notice the Company shall, subject to the terms of clause 10.5, cause such tests, penetration and drilling to be carried out at the sole cost and risk of the Government. At any time before such tests, penetration or drilling is carried out the Company may elect to include such tests, penetration or drilling in its Exploration Operations.

10.3	Subject to the terms of clause 10.5, the Minister may-

(a)	during any Exploration Period recommend that the Company include certain Exploration Wells in its exploration work programme;

(b)	if any dispute arises in relation to any recommendation made in terms of paragraph (a), require by at least six months notice in writing to the Company, which notice shall contain the proposed location of the Well, the geological objective and other details of the Well to be drilled and the schedule of financing, the Company to drill within the Exploration Area and at the sole cost and risk of the Government, a maximum of two such Exploration Wells per Calendar Year, provided that suitable rigs are available for use in the Exploration Area, and such operations will not unreasonably interfere with Petroleum Operations required to be carried out under this agreement. The Company may, at any time before such Exploration Wells are drilled, elect to include such Exploration Wells in its Exploration Operations.

10.4	If a Discovery is made in consequence of any activities carried out in terms of clauses 10.1 and 10.3 the Minister may cause at the sole cost, risk and benefit of the Government the Discovery to be appraised and any Petroleum discovered to be developed and produced. The Company may before such appraisal, development or production, as the case may be, inform the Minister by notice in writing that it wishes to take over such appraisal or development under the terms of its Licence. In such event the Company shall pay to the Government

(a)

within 30 days from the date of dispatch of its notice to the Minister, an amount equivalent to the expenditures incurred by the Minister in connection with such appraisal, development or production; and

(b)

if the Company so informs the Minister before such appraisal commences, an additional amount equal to 200 per cent of the expenditure referred to in paragraph (a) or, if the Company so informs the Minister after such appraisal has commenced, but before such development commences, an additional amount equal to 600 per cent of the expenditure referred to in paragraph (a), which expenditure and additional amount shall not be allowable as a deduction under the Taxation Act.

10.5	The Company shall by virtue of a notice given in terms of clauses 10.1, 10.3 and 10.4 not be required-

(a)	to test any additional horizons or to penetrate and test any deeper horizons or to drill any additional Exploration Wells if, employing Good Oilfield Practices, such operations are not technically feasible and cannot be conducted in a safe and prudent manner or such operations will have a detrimental effect on the proper performance of the Company’s work programme;

(b)	to penetrate and test horizons deeper than the agreed Well depth, if the Well in question has encountered productive horizons;

(c)	to drill Exploration Wells in a Petroleum Field or a Production Area or a Discovery Block retained pursuant to clause 16.12;

(d)	to carry out any operations referred to in such notice during any Calendar Month, unless the Government advances, subject to such conditions of accounting as the Minister may determine, before the commencement of such Calendar Month, to the Company an amount to finance the expenditure to be incurred in connection therewith.

10.6	The Minister shall not engage any third party to carry out any activities contemplated in clause 10.4, unless he has first offered by notice in writing the Company the right to carry out such activities on the Government’s behalf, on the same terms agreed to by such third party and the Company has refused the offer or has failed to accept such offer within a period of 60 days as from the date on which the offer was made and unless such activities will not interfere with Petroleum Operations to be carried out pursuant to this Agreement.

Clause 11

Environmental protection

11.1	The Minister and the Company concede that Petroleum Operations will cause some impact on the environment in the Licence Area.

11.2	The Company shall-

(a)	conduct its Petroleum Operations in a manner likely to conserve the natural resources of Namibia and protect the environment;

(b)	employ the best available techniques in accordance with Good Oilfield Practices for the prevention of Environmental Damage to which its Petroleum Operations might contribute and for the minimization of the effect of such operations on adjoining or neighboring Lands; and

(c)	implement the proposals contained in its Development Plan regarding the prevention of pollution, the treatment of wastes, the safeguarding of natural resources and the progressive reclamation and rehabilitation of Lands disturbed by Petroleum Operations.

11.3	The Company undertakes for purposes of this Agreement to take all reasonable, necessary and adequate steps in accordance with Good Oilfield Practices to minimize Environmental Damage to the Licence Area and adjoining or neighboring Lands.

11.4	If the Company fails to comply with the terms of clause 11.3 or contravenes any law on the prevention of Environmental Damage and such failure or contravention results in any Environmental Damage, the Company shall take all necessary and reasonable measures to remedy such failure or contravention and the effects thereof.

11.5	If the Minister has reason to believe that any works or installations erected by the Company or any operations carried out by the Company are endangering or may endanger persons or any property of any other person or is causing pollution or is harming wildlife or the environment to a degree which the Minister deems unacceptable, the Minister may require the Company to take reasonable remedial measures within such reasonable period as may be determined by the Minister and to take reasonable and appropriate steps to repair any damage to the environment. If the Minister deems it necessary, he may require the Company to discontinue Petroleum Operations in whole or in part until the Company has taken such remedial measures or has repaired any damage.

11.6	The measures and methods to be used by the Company for purposes of complying with the terms of clause 11.3 shall be determined in timely consultation with the Minister upon the commencement of Petroleum Operations or whenever there is a significant change in the scope or method of carrying out Petroleum Operations, and the Company shall take into account the international standards applicable in similar circumstances and the relevant environmental impact assessment studies carried out in accordance with clause

11.7.	The Company shall notify the Minister in writing of the nature of the measures and methods finally determined by the Company and shall cause such measures and methods to be reviewed from time to time in view of prevailing circumstances.

11.7	The Company shall cause a person or persons, approved by the Minister on account of their special knowledge of environmental matters, to carry out two environmental impact assessment studies, in order

(a)	to determine the prevailing situation relating to the environment, human beings, wildlife or marine life in the Licence Area and in the adjoining or neighboring areas at the time of the studies; and (b) to establish what the effect will be on the environment, human beings, wildlife or marine life in the Licence Area in consequence of the Petroleum Operations to be made under this Agreement, and to submit for consideration by the Parties measures and methods contemplated in clause

11.6	for minimizing Environmental Damage and carrying out Site Restoration in the Licence Area.

11.8	The first of the two studies referred to in clause 11.7 shall be carried out in two parts. The first part of the first study shall be a baseline study of existing information on the environment, human beings, wildlife or marine life in the Licence Area. The company shall conclude such baseline study prior to undertaking any fieldwork for a seismographic survey. The second part of the first study shall be an environmental impact assessment study of the effects of drilling on the environment. This environmental impact assessment study is to be concluded sufficiently in advance of the commencement of drilling to enable the results of this environmental impact assessment study to be taken into account in preparing all relevant drilling management, waste management and contingency plans relating to the exploration drilling stage. A minimum of 12 copies of the reports on the baseline and environmental impact assessment studies shall be submitted to the Government.

11.9	The second of the two studies referred to in clause 11.7 shall be an environmental impact assessment study of the effects of production on the environment and shall be concluded sufficiently in advance of the commencement of Production Operations to enable the results of this environmental impact assessment study to be taken into account in preparing all relevant production management, waste management and contingency plans relating to Production Operations and shall be submitted by the Company as part of its Development Plan. A minimum of 12 copies of the report on the environmental impact assessment study shall be submitted to the Government.

11.10	The studies mentioned in clause 11.7 shall contain proposed environmental guidelines to be followed in order to minimize Environmental Damage and shall include, but not be limited to-

(a)	access cutting;

(b)	clearing and timber salvage;

(c)	wildlife and habitat protection;

(d)	marine resource protection;

(e)	fuel storage and handling;

(f)	use of explosives;

(g)	camps and staging areas;

(h)	liquid and solid waste disposal;

(i)	cultural and archaeological sites;

(j)	selection of drilling sites;

(k)	terrain stabilization;

(l)	protection of freshwater horizons;

(m)	blowout prevention plan;

(n)	combating oil spills;

(o)	flaring during completion and testing of gas and oil wells;

(p)	Well abandonment;

(q)	rig dismantling and site completion;

(r)	reclamation for abandonment; and

(s)	noise control.

11.11	The Company shall ensure-

(a)	that Petroleum Operations are carried out in an environmentally acceptable and safe manner consistent with Good Oilfield Practices and that such operations are properly monitored;

(b)	that the pertinent completed environmental impact assessment studies are made available to its employees and to its contractors to develop adequate and proper awareness of the measures and methods of environmental protection to be used in carrying out its Petroleum Operations; and

(c)	that any agreement entered into between the Company and its contractors relating to its Petroleum Operations shall include the terms set out in this Agreement and any established measures and methods for the implementation of the Company’s obligations in relation to the environment under this Agreement.

11.12	The Company shall, before carrying out any drilling, prepare and submit for review by the Minister an oil spill and fire contingency plan designed to achieve rapid and effective emergency response in the event of an oil spill or fire.

11.13	In the event of-

(a)	an emergency or accident arising from Petroleum Operations affecting the environment, the Company shall forthwith notify the Minister accordingly;

(b)	any fire or oil spill, the Company shall promptly implement the relevant contingency plan;

(c)	any other emergency or accident arising from the Petroleum Operations affecting the environment, the Company shall take such action as may be prudent and necessary in accordance with Good Oilfield Practices in such circumstances.

11.14	If the Company fails to comply with any terms contained in clause 11 within a period determined by the Minister under any such term, the Minister may, after giving the Company reasonable notice, take any action which may be necessary to ensure compliance with such term, and recover, immediately after having taken such action, all expenditure incurred in connection with such action from the Company together with such interest as may be determined in accordance with paragraph 6.2 of Annexure 4 to this Agreement.

11.15	If the Company or the operator for the Company has already completed and submitted to the Government reports on the studies referred to in clause 11.8 for a previous Exploration Licence held in Namibia in the 5-year period preceding the application for this Exploration Licence and those studies either

(a)	are sufficiently broad ranging to encompass clearly the present Licence Area, or

(b)	do not encompass the present Licence Area but a baseline study and environmental impact assessment study have been submitted by the holder of an Exploration Licence covering an area near the present Licence Area the Company may in a case falling within (a) above, submit the reports on the studies for such previous Licence in fulfillment of the requirements of clauses 11.7 and 11.8 relating to exploration drilling and, in a case falling within (b) above submit such environmental impact assessment submitted by the said holder of an Exploration Licence, with any modifications which the Company wishes to make; provided that:

(i)	In response to a written request from the Company, the Minister approves in writing the course of action selected from (a) or (b) above;

(ii)	In response to a written request from the Company directed through the Ministry of Mines and Energy, The Ministry of Fisheries and Marine Resources, the Ministry of Environment and Tourism, the Ministry of Works, Transport and Communication and the Ministry of Health and Social Services also approve in writing the course of action selected from (a) or (b) above;

(iii)	The company that carried out the baseline study and environmental impact assessment study which are to be submitted in terms of (b) above agrees to this course of action;

(iv)	The baseline study and the environmental impact assessment study submitted in terms of (b) above encompass the present Licence Area;

(v)	Fluids, muds and chemicals to be used during drilling are the same as those used in the Exploration Licence covered by the environmental impact assessment study submitted;

(vi)	Oil spill drift simulation studies and any other special studies relevant to an environmental impact assessment of the effect of drilling on the environment in the present Licence Area as may be required by the Minister are carried out and the results thereof together with plans for mitigating actions be submitted in the form of reports to the Government. A minimum of 12 copies of these reports are to be submitted;

(vii)	The results of the resubmitted environmental impact assessment study as well as the studies conducted under (v) above are taken into account in preparing all relevant drilling management, waste management and contingency plans relating to the exploration drilling stage;

(viii)	An amount equal to half the average cost of the three most recent baseline and environmental impact assessment studies complying with the requirements of the first of the studies in clause 11.7 for offshore oil exploration in Namibia or such other amount as may be agreed between the Parties is paid to the National Petroleum Corporation of Namibia (NAMCOR E&P). This money shall be used by NAMCOR E&P in accordance with the principles laid out in Annexure 7 in order to collect offshore environmental data relevant to oil exploration and production in Namibia. Projects to be undertaken by NAMCOR E&P in this connection shall be decided upon in consultation with the oil exploration companies operating in Namibia and with the Ministries of Fisheries and Marine Resources and the Environment and Tourism.

11.16	The Company shall on the expiration or termination of this Agreement or on relinquishment of part of the Licence Area-

(a)	subject to clause 17, remove or otherwise deal with, as directed by the Minister in consultation with the Minister or Ministers responsible for environment, fisheries and finance, all equipment and installations from such Licence Area or relinquished area to the extent and in the manner agreed with the Minister in terms of the Decommissioning Plan approved by the Minister pursuant to s.68A(2) of the Petroleum Act;

(b)	subject to clause 17, remove, or otherwise deal with, as directed by the Minister in consultation with the Minister or Ministers responsible for environment, fisheries and finance, all installations, equipment, pipelines and other facilities erected or used outside the Licence Area for the petroleum operations; and

(c)	perform all necessary Site Restoration activities in accordance with Good Oilfield Practices and shall take all other action necessary to prevent hazards to human life or to the property of others or the environment.

11.17	The Company shall on the date referred to in s.68B(1) of the Petroleum Act establish a Trust Fund in accordance with the provisions of s.68(B) of the said Act for the purpose of decommissioning facilities on cessation of production operations.

Clause 12

Work practices and carrying out of operations

12.1	The Company shall conduct Petroleum Operations in the Licence Area

(a)	subject to the provisions of the Petroleum Act;

(b)	in accordance with Good Oilfield Practices;

(c)	diligently, expeditiously, efficiently and in a proper, safe and workmanlike manner;

(d)	in accordance with work programmes reviewed or approved in terms of the Petroleum Act and this Agreement.

12.2	The Company shall ensure that all equipment, materials, supplies, plant and installations used by the Company, its contractors and subcontractors comply with generally accepted standards in the international petroleum industry and are of proper construction and kept in good working order.

12.3	The Company shall, within 90 days after the date on which this Agreement was signed, appoint

(a)	a General Manager to manage the Petroleum Operations in the Licence Area and who shall be authorised to take such steps as may be necessary in accordance with the provisions of the Act and the terms and conditions of this Agreement to carry out the Petroleum Operations on behalf of the Company; and

(b)	a Deputy General Manager to manage such operations in the absence of the General Manager, who shall be resident in Namibia, and shall be technically competent and sufficiently experienced to manage such operations.

12.4	The Company shall, within 30 days after the appointment of the General Manager or Deputy General Manager referred to in clause 12.3, notify the Commissioner in writing of their identity and respective addresses.

12.5	Where the Company consists of more than one Company-

(a)	all the terms and obligations of this Agreement shall apply to each one of such companies jointly and severally;

(b)	Elephant Oil LTD shall be deemed to be the operator and Company who shall carry on the Petroleum Operations of the Company under this Agreement, unless the Commissioner pursuant to an application in writing addressed and delivered to him approves a change of operator, in which event the other operator so approved of shall be deemed to be the operator from the date of such approval;

(c)	any operating or other agreement relating to the Petroleum Operations entered into by or between such companies shall be consistent with the provisions of this Agreement and shall be in writing and a copy of each such agreement shall be submitted to the Commissioner not later than ten days after the date of signature thereof.

12.6

All individual services to be performed or materials and equipment to be purchased for or in connection with the Petroleum Operations which cost in excess of US $250,000 (or the equivalent thereof as expressed in Namibian Dollars) shall be contracted for by the Company only after competitive quotations have been called for and on the basis thereof.

12.7	The Company shall ensure adequate compensation for injury to persons or damage to property caused by its Petroleum Operations under this Agreement.

Clause 13

Royalty and annual charges

13.1	Subject to the provisions of the Petroleum Act, the Company shall pay

(a)	Quarterly on or before the last day of each Calendar Month following each Quarter, for the benefit of the State Revenue Fund, a royalty of 5 per cent on the market value of Petroleum Produced and Saved in the Production Area during each Quarter, determined-

(i)	in the case of Crude Oil, in accordance with the terms of clause 15; and

(ii)	in the case of Natural Gas, in accordance with the terms of clause 16.7;

(b)	on the date of the issue of the Exploration Licence or Production Licence, and thereafter annually on or before the last day of the Calendar Month during which every period of 12 months of the currency of such Licence expires, for the benefit of the State Revenue Fund, an annual charge, equal to the figure expressed in Namibian Dollars, calculated by multiplying the number of square kilometers included in the Block or Blocks to which the Licence relates

(i)        in the case of an Exploration Licence

(a)	by 60 during the period of the licence determined or extended in terms of paragraph (a) of subsection (1) or paragraph (a) of subsection (2A) of section 30 of the Petroleum Act;

(b)	by 90 during the period of the licence determined or extended in terms of paragraph (b) of subsection (1) or paragraph (b) of subsection (2A) of section 30 of the Act in respect of the first renewal of the licence;

(c)	by 120 during the period or periods of the licence determined or extended in terms of paragraph (b) of subsection (1) or paragraph (b) of subsection (2A) of section 30 of the Act in respect of the second renewal of the licence;

(d)	by 150 during the subsequent period or periods of the licence determined or extended in terms of paragraph (b) of subsection (1), read with paragraph (b) of subsection (2) or paragraph (b) or subsection (2A) of section 30 of the Act in respect of the third renewal of the licence.

(ii)        in the case of a Production Licence, by 1500.

13.2	The Company shall, no later than one Calendar Month after the end of each Quarter, submit to the Minister and to the Permanent Secretary: Finance in such form as may be specified by the Minister, a statement containing particulars of-

(a)	the quantity of Crude Oil and Natural Gas Produced and Saved from each Production Area during such Quarter;

(b)	the market value F.O.B. Namibia of the Crude Oil and the market value of the Natural Gas on which royalty is payable;

(c)	the amount of royalty payable for that Quarter;

(d)	the calculation of such amount; and

(e)	any other matters which the Minister or the Permanent Secretary: Finance may from time to time require.

Clause 14

Taxation

14.1	The Company shall pay annually, for the benefit of the State Revenue Fund, a petroleum income tax referred to in section 5 of the Taxation Act and an additional profits tax referred to in section 19 of that Act to be determined in accordance with the provisions of that Act and the terms of clause 14.2 and clause 14.3 of this Agreement.

14.2	The rate at which additional profits tax shall be levied on the Company under section 21(b)(ii) of the Taxation Act in relation to the second accumulated net cash position shall be four (4%) per cent.

14.3	The rate at which additional profits tax shall be levied on the Company under section 21 (c)(ii) of the Taxation Act in relation to the third accumulated net cash position shall be six (6%) per cent.

14.4	Subject to the terms of clauses 13 and 14.1, the provisions of the Taxation Act and the provisions of sections 11 and 15 of the Petroleum Act, no other tax, duty, fee or levy shall be imposed on the Company or its Affiliates in respect of income derived from Petroleum Operations in terms of this Agreement or in respect of any property held, money received, or thing done for any purpose authorized or contemplated in terms of this Agreement other than

(a)	customs duties prescribed from time to time in or under the Customs and Excise Act, 1988 (Act 91 of 1988) to the extent applicable;

(b)	general sales tax prescribed from time to time in or under the Value Added Tax Act, 2000 (Act 10 of 2000) to the extent applicable;

(c)	taxes, duties, fees or levies for specific services rendered on request or to the public or commercial enterprises generally;

(d)	rates, taxes or levies, not in excess of those generally applicable in Namibia, payable to any municipality or other local government in terms of or under the relevant legislation; and

(d)	stamp duties, transfer fees and licence fees, not in excess of those generally applicable in Namibia, payable to the Government or any body established by or under any law.

Clause 14A

NAMCOR E&P Participation

14A.1	NAMCOR E&P shall have as of the date of this Agreement a ten (10) percent interest in this Agreement.

14A.2	The participation of NAMCOR E&P in Petroleum Operations and in and under the Block or Blocks, Exploration Licence and any Production Licence granted pursuant hereto and all other legal relationships of the Company inter se are and shall in all respects be governed by the terms and conditions of an agreement termed “Joint Operating Agreement” (“JOA”), to be entered into by the members of the Company , and such JOA shall provide for the conduct of the Petroleum Operations and the rights, obligations and liabilities of the Company with respect thereto.

14A.3	NAMCOR E&P’s ten (10) percent interest share of costs, expenses and amounts due in respect of Petroleum Operations conducted pursuant to this Agreement shall, subject to and in accordance with the terms and conditions contained in the JOA, be carried up to the first oil/gas only i.e. up to the date on which Crude Oil/Gas starts to be produced on a regular basis for sale.

NIIKELA Participation

14.B.1	Niikela shall have as of the date of this Agreement a twenty (20%) percent interest in this Agreement.

14.B.2	The participation of Niikela in Petroleum Operations and in and under the Block or Blocks, Exploration Licence and any Production Licence granted pursuant hereto and all other legal relationships of the Company inter se are and shall in all respects be governed by the terms and conditions of an agreement termed “Joint Operating Agreement” (“JOA”), to be entered into by the members of the Company , and such JOA shall provide for the conduct of the Petroleum Operations and the rights, obligations and liabilities of the Company with respect thereto.

14.B.3	Niikela’s twenty (20%) percent interest share of costs, expenses and amounts due in respect of Petroleum Operations conducted pursuant to this Agreement shall, subject to and in accordance with the terms and conditions contained in the JOA, shall be carried through the drilling of the first well on Block 1919.

Clause 15

Valuation of Namibian Crude Oil

15.1	The Parties hereby agree that Namibian Crude Oil Produced and Saved from the Licence Area shall be sold or otherwise disposed of at competitive international market prices.

15.2	The market value of Namibian Crude Oil sold or otherwise disposed of in any Quarter shall, for the purposes of this Agreement and section 7(5) of the Taxation Act, be determined as follows:-

(a)	No later than 15 days after the end of each Quarter in which Crude Oil has been Produced and Saved from any Production Area, an average price (expressed in United States Dollars per Barrel, adjusted to the Company’s actual loading points for export from Namibia) for each separate volume of Crude Oil of the same gravity, sulphur and metal content, pour point, product yield and other relevant characteristics (“quality”) shall be determined in respect of production during that Quarter. It is understood that production from different Production Areas may be of differing quality and that separate average prices may accordingly be appropriate for any Quarter in respect of production from each Production Area, in which event the overall price applicable to production from the Licence Area shall be determined by taking the arithmetic weighted average (weighted by volume) of all such prices separately determined.

(b)	The prices aforesaid shall be determined on the basis of international fair market value as follows-

(i)	In the event of 50 per cent or more of the total volume of sales made by the Company during the Quarter of Namibian Crude Oil of a given quality Produced and Saved being by third party arms length sales transacted in foreign exchange (hereinafter referred to as third party sales), the fair market valuation for all Crude Oil of that quality will be taken to be the simple arithmetic average price, calculated by dividing the total receipts from all such third party sales by the total number of Barrels of Crude Oil sold in such sales, actually realised in such third party sales.

(ii)	Subject to paragraph (c) of this clause, in the event of less than 50 per cent of the total volume of sales made by the Company during the Quarter of Namibian Crude Oil of a given quality Produced and Saved being by third party sales, the fair market valuation for all Crude Oil of that quality will be determined by the arithmetic weighted average of-

(a)	the simple arithmetic average price actually realised in such third-party sales during the Quarter of such Crude Oil Produced and Saved, if any, calculated by dividing the total receipts from all such sales by the total number of Barrels of Crude Oil in such sales; and

(b)	the simple arithmetic average price, adjusted for differences in quality, quantity, transportation costs, delivery time, payment and other contract terms, at which a selection, determined in accordance with the terms of clause 15.3 by mutual agreement between the Parties, of major competitive crude oils of generally similar quality to that of Namibian Crude Oil Produced and Saved were sold in international markets during the same period.

The arithmetic weighted average aforesaid will be determined by the percentage volume of sales of Namibian Crude Oil by the Company referred to in subparagraph (a) which are third party sales during the Quarter in question and such sales referred to in subparagraph (b) which are not third-party sales during the Quarter in question.

(iii)	All prices aforesaid shall be adjusted to the Company’s actual loading point for export from Namibia.

(iv)	For purposes of this clause 15 third party sales of Namibian Crude Oil made by the Company shall exclude

(a)	sales, whether direct or indirect through brokers or otherwise, of any seller to any Affiliate of such seller;

(b)	crude oil exchanges, barter deals or restricted or distress transactions and generally any crude oil transaction which is motivated in whole or in part by considerations other than the usual economic incentives for commercial arms length crude oil sales; and

(c)	government to government sales.

(c)	In the event of-

(i)	less than 50 per cent of the total volume of sales by the Company during the Quarter of Namibian Crude Oil of a given quality Produced and Saved being third party sales, the Minister may elect to accept determination of the fair market valuation of all Crude Oil of that quality based on third party arms length sales during that Quarter calculated in accordance with the terms of paragraph (b)(i) of clause 15.2;

(ii)	the percentage volume of sales being less than 50 per cent as aforesaid, the Company shall promptly notify the Minister and, provided the Minister does not notify the Company of his election within seven days of receipt of notification from the Company, the fair market valuation of the aforesaid Crude Oil shall be determined in terms of paragraph (b)(ii) of clause 15.2. 15.3 The selection of crude oils referred to in paragraph (b)(ii)(b) of clause 15.2 will be determined by mutual agreement between the Company and the Minister in advance for each Calendar Year and, in making the selection, preference will be given to those crude oils of similar quality to Namibian Crude Oil which are produced in Africa, South America or the Middle East and are regularly sold in the same markets as Namibian Crude Oil is normally sold.

15.4	The Company shall-

(a)	be responsible for establishing the relevant average prices for Namibian Crude Oil in accordance with this clause 15 and such prices shall be subject to agreement by the Minister before they shall be deemed to have been finally determined;

(b)	provide the Minister with all relevant information in order that he can satisfy himself that the average price determined by the Company is fair. If the Parties fail to agree on the average price for any Quarter within 30 days following the end of such Quarter the calculation of the relevant average price shall be referred to a sole expert appointed in terms of clause 29.6 for determination in accordance with this clause 15 whose determination shall be final and binding, and until such determination the last applied price shall be used.

15.5	During the first Calendar Year in which Crude Oil or Crude Oil as well as Natural Gas are Produced and Saved from the Licence Area and delivered under a Development Plan, the Parties shall meet in order to establish a provisional selection of the major competitive crude oils and an appropriate mechanism for the purposes of giving effect to paragraph (b)(ii) of clause 15.2. The selection of crude oils will be reviewed annually and modified if necessary.

15.6	In the event of any dispute between the Company and the Minister concerning the selection of the crude oils or generally about the manner in which the prices are determined according to the terms of this clause 15 any matter in dispute shall finally be resolved by a sole expert appointed in terms of clause 29.6.

Clause 16

Natural gas

16.1	Notwithstanding the provisions of clause 8 of this Agreement, the following provisions shall apply to any Discovery of Natural Gas within the Licence Area.

16.2	(a)	If in the course of its Exploration Operations the Company makes a Discovery of Non-Associated Natural Gas, it shall promptly inform the Minister by notice in writing of the Discovery. The Minister and the Company shall meet as soon as possible thereafter to discuss the commercial potential of such Discovery, including but not limited to, the terms and conditions on which such Gas might be developed, produced, processed and sold.

(b)	If as a result of the discussions and evaluation of test results the Company determines that the Discovery is of potential commercial interest, then the Company shall promptly undertake a market feasibility study, which shall be based on relevant economic criteria, including but not limited to, potential gas markets, gas prices, long-term gas contracts, capital costs, operating costs as well as any other relevant criteria. In connection with such study the Company shall use its best efforts to locate all potential commercial markets for such Gas. Upon completion of the study the Company shall inform the Commissioner of the results thereof and furnish him with a copy of the study within 30 days of the said completion.

(c)	Subject to the other provisions of this clause 16, the Minister hereby agrees to allow the Company to retain a Discovery Block of potential commercial interest for the duration of the Exploration Licence and any renewals thereof.

(d)	At any time after completion of the market feasibility study the Company may determine that an appraisal programme for the Discovery is warranted. In such case the Company shall propose for approval an appraisal programme to the Commissioner within a reasonable period of time thereafter, which shall not exceed three months, unless the Commissioner on good cause shown by the Company, allows a further period. If the Company and the Commissioner cannot agree on the appraisal programme, clause 5.9 shall apply mutatis mutandis. Within three months of receiving approval from the Commissioner the Company shall proceed to carry out such appraisal programme in accordance with Good Oilfield Practices.

(e)	If based on the market feasibility study the Company determines that an appraisal programme is not warranted the Company shall promptly inform the Commissioner of such determination. Such notice to the Commissioner shall be regarded as an application to the Minister, pursuant to section 39(3) of the Petroleum Act, for an exemption from the provisions of section 39(2) of the Act. If the Commissioner disagrees with such determination the Commissioner may cause an independent evaluation to be carried out. Such evaluation shall determine whether an appraisal programme is warranted. If the evaluation determines that appraisal of the Discovery is warranted then the Commissioner shall promptly notify the Company of such determination. Such notification shall be regarded as a decision by the Minister not to grant the Company exemption under section 39(3) of the Petroleum Act. The Company shall have 90 days from the date of receipt of such notification to decide whether to proceed with an appraisal programme in accordance with the provisions of clause 16.2(d). If the Company decides not to proceed with such appraisal programme the provisions of clause 8.11 shall apply mutatis mutandis. If the Commissioner does not decide within 90 days of the notification by the Company to cause an independent evaluation to be carried out, the Minister hereby agrees pursuant to section 39(3) of the Petroleum Act to grant the Company an exemption, subject to the terms of clause 16.3, from the provisions of section 39(2) of the said Act.

16.3	The Company shall reassess the commerciality of the Discovery twelve months after the Discovery and thereafter every two years, based on the same economic criteria as set forth in clause 16.2(b). The Company shall within 30 days after the completion of each re-assessment inform the Minister whether it determines the Discovery still to be of potential commercial interest. A copy of any reassessment study shall be given to the Commissioner. If as a result of the Company’s reassessment under clause 16.3 the Company determines that an appraisal programme for the Discovery is warranted the Company shall propose an appraisal programme in accordance with the provisions of clause 16.2(d).

16.4	If as a result of any reassessment in accordance with clause 16.3, the Company determines that an appraisal programme is not warranted the Company shall promptly inform the Commissioner of such determination. If the Commissioner does not agree with such determination, the Commissioner may cause an independent evaluation to be carried out. The provisions of clause 16.2(e) regarding such evaluation and appraisal shall apply mutatis mutandis.

16.5	If as a result of the Company’s market feasibility study under clause 16.2(b), reassessment under clause 16.3 or appraisal programme conducted pursuant to clause 16.2(d), the Company determines that the Discovery is not of potential commercial interest the provisions of clause 8.11 shall apply mutatis mutandis.

16.6	If having carried out an appraisal programme pursuant to clause 16.2(d), the Company determines that the Discovery is not of present commercial interest but may become of commercial interest then, if the Commissioner agrees with such determination, the Minister hereby agrees to allow the Company to retain the Discovery Block for the duration of the Company’s Exploration Licence and any renewal thereof. If the Commissioner does not agree with such determination, the Commissioner may cause an independent evaluation to be carried out. Such evaluation shall determine whether the Discovery is of commercial interest. If the evaluation determines that the Discovery is of commercial interest then the provisions of clause 8.11 shall apply mutatis mutandis.

16.7	For purposes of clause 16.2(a) the Company and the Minister shall undertake to negotiate in good faith in order to reach an agreement on a method of valuing such gas for purposes of royalty payable in terms of section 62 of the Petroleum Act and of tax payable in terms of the Taxation Act.

16.8	The Company shall have the right to use Natural Gas for Petroleum Operations, including, but not limited to, pressure maintenance in the oilfields in the Licence Area.

16.9	Subject to the terms of clauses 16.8, 16.10 and 16.11, the Minister shall be entitled to take at the downstream flange of the separator on the production platform or, if no such separator exists, at a point of delivery mutually agreed upon at the collecting and inlet system, and utilise without any payment to the Company any Associated Natural Gas which is in excess of the quantity of Natural Gas required for Petroleum Operations. The cost of taking and utilizing such Associated Natural Gas by the Minister shall be borne solely by the Government.

16.10	Subject to clause 16.11, and to the Company’s requirements regarding such short term flaring as may be necessary for testing or other operational reasons, Associated Natural Gas produced from the Licence Area shall be re-injected in accordance with Good Oilfield Practices. Such Associated Natural Gas which cannot for technical reasons be re-injected may be flared only with approval in writing of the Minister previously obtained in every particular case, which approval shall not be unreasonably withheld.

16.11	If there are reasonable grounds for believing that Natural Gas associated with Crude Oil is in such quantities as to enable its commercial exploitation without detriment to the efficient and effective recovery of Crude Oil from the Petroleum Reservoir, the Company shall promptly inform the Minister by written notice of the existence of such grounds and shall undertake a market feasibility study to determine the commercial viability of such exploitation. If such study reveals that exploitation may be commercially viable the Minister and the Company shall meet as soon as possible after completion of such study to decide whether in view of the available data the development, production, processing and sale of such Gas by the Company is possible and, if so, on what terms and conditions such Gas may be processed and sold. For such purposes the provisions of clause 16.7 shall apply mutatis mutandis.

16.12	For the avoidance of doubt, notwithstanding the provisions of clause 7.1, the Company shall not be obliged to relinquish the Discovery Block retained by the Company pursuant to the provisions of this clause 16 for so long as it holds an Exploration Licence hereunder.

Clause 17

Insurance and assets

17.1	Except to the extent insurance covering the same risk is provided by its contractors or subcontractors, the Company shall effect and, at all times during the term of this Agreement, obtain and maintain for and in relation to Petroleum Operations insurance covering the following –

(a)	loss or damage to any or all of its assets being used in connection with Petroleum Operations;

(b)	loss or damage for which the Company may be liable caused by pollution in the course of or as a result of Petroleum Operations;

(c)	loss of property or damage suffered or bodily injury suffered by any third party in the course of or as a result of Petroleum Operations for which the Company may be liable;

(d)	any claim for which the Government may be liable relating to the loss of property or damage suffered or bodily injury suffered by any third party in the course of or as a result of Petroleum Operations in so far as the Company is liable to indemnify the Government;

(e)	the cost of removing wrecks and cleaning up operations pursuant to an accident in the course of or as a result of Petroleum Operations;

(f)	the Company’s liability to its employees engaged in its Petroleum Operations;

(f)	any other risk of whatever nature as is customary to insure against in the international petroleum industry in accordance with Good Oilfield Practices.

17.2	The Company shall require its contractors to obtain and maintain insurance against the risks referred to in paragraphs (a) to (g) of clause 17.1 relating mutatis mutandis to such contractors.

17.3	The amount insured against, the type of insurance referred to in clause 17.1 and clause 17.2 and the terms of such insurance shall be determined in accordance with Good Oilfield Practices.

17.4	The Company shall not within two years before the end of the term of this Agreement remove from the Licence Area or sell any Immovable Assets without the approval in writing of the Minister previously obtained in every particular case.

17.5	Subject to any right the Company may have to occupy any Land in terms of any other petroleum agreement and the terms of this clause, the Company shall at the end of the term of this Agreement or on the date of any earlier termination thereof or the earlier relinquishment or surrender of the Licence Area or any part thereof, if by notice in writing requested to do so by the Minister, deliver to the Government any plant, pipelines, pumps, machinery of an immovable nature and any other Immovable Assets owned and used by the Company in or in connection with the Licence Area.

17.6	The Company shall, if so requested by the Minister by notice in writing, sell to the Minister at a price determined by mutual agreement, any moveable assets of the Company used in or in connection with the Licence Area. In determining the aforesaid price due regard shall be had to

(a)	the condition of the asset concerned;

(b)	the deductions already allowed under the Taxation Act to the Company at the time of such determination.

17.7	The terms of clause 17.6 shall not apply to any assets which are required by the Company for use by the Company in respect of Petroleum Operations in terms of any other Exploration or Production Licence.

17.8	If the Minister decides to make the request referred to in clause 17.5 or 17.6, he shall give notice referred to in clauses 17.5 and 17.6 to the Company

(a)	in the event of this Agreement being terminated by an effluxion of time, not less than 180 days before such termination; or

(b)	in the event of this Agreement being terminated before such effluxion or any earlier relinquishment or surrender of the Licence Area or any part thereof, not later than 90 days from the date of such termination, relinquishment or surrender, as the case may be.

Clause 18

Measurement of petroleum

18.1	The Company shall measure or weigh all Petroleum Produced and Saved from each Licence Area by a method or methods customarily used in Good Oilfield Practices and from time to time approved by the Minister.

18.2	The Company shall not make any alteration in the method or methods of measurement or weighing used by it or any appliances used for that purpose without the consent in writing of the Minister, and the Minister may in any case require that no alteration shall be made save in the presence of a person authorized by the Minister.

18.3	The Minister may from time to time direct that any weighing or measuring appliance be tested or examined in such manner on such occasions or at such intervals and by such means as may be specified in such direction.

Clause 19

Accounts and audits

19.1	The Company shall be responsible for maintaining at an address within Namibia accounting records of all expenditure and receipts of its Petroleum Operations under the Agreement in accordance with the accounting procedure set out in Annexure 4 to this Agreement.

19.2	The Minister shall have the right to appoint from time to time an auditor who shall have the right to audit for purposes of the application of the Taxation Act or any other law and this Agreement the books and accounts of the Company in respect of any year (not being a year, except in exceptional circumstances, which ended more than two years before the year in which the audit is to be carried out).

19.3	An auditor referred to in clause 19.2 shall have the right to audit the Company’s records in accordance with the terms of the said Annexure 4.

19.4	For purposes of any audit referred to in the said clause 19.2, the Company shall make available to the auditor all such books, records, accounts and other documents and information as may be reasonably required from the Company by him.

19.5	Nothing in this clause contained shall be construed as prohibiting or limiting the Minister or any officer in the public service to audit or cause to be audited the books of the Company by virtue of any power conferred upon the Minister or such officer by or under any law.

Clause 20

Records and reports and ownership of data

20.1	The Company shall in accordance with the provisions of the Petroleum Act at all times while this Agreement is in force, maintain accurate and current records of its Petroleum Operations in its Licence Area.

20.2	The Company shall save and keep for the duration of its Petroleum Operations in Namibia a representative portion of each sample of cores and cuttings taken from drilling Wells to be disposed of or forwarded to the Minister in a manner directed by the Minister. All samples acquired by the Company for its own purpose shall be considered available for inspection at any reasonable time by the Minister. Any such samples which the Company has kept for a period of 12 months, without receipt of instruction to forward such samples to the Minister, may be disposed of by the Company at its discretion, after not less than 30 days notice to the Minister.

20.3	Well logs, maps, magnetic tapes, cuts of core and cutting samples and all other geological and geophysical information obtained by the Company in the course of carrying out Petroleum Operations (hereinafter referred to as Petroleum Data) are the property of the Government, and shall be submitted to the Minister as soon as they are acquired or prepared and, except as provided in clause 20.4, may not be published, reproduced or otherwise dealt with without the consent of the Minister.

20.4	The Company may-

(a)	retain for use in Petroleum Operations copies of material constituting Petroleum Data;

(b)	with the approval of the Minister, retain for use in Petroleum Operations original material constituting Petroleum Data, provided that where such material is capable of reproduction, copies have been supplied to the Minister;

(c)	subject to the right conferred upon the Minister or any other person in the Petroleum Act to inspect any samples or other original materials constituting Petroleum Data, export such Petroleum Data for processing or laboratory examination or analysis, provided that representative samples equivalent in quality or, where such material is capable of reproduction, copies of equivalent quality have first been delivered to the Minister.

20.5	The Company shall keep the Minister currently advised of all major developments taking place during the course of Petroleum Operations and shall furnish the Minister with Petroleum Data and other available information, reports, assessments, assessment studies and interpretations relating to the Petroleum Operations as the Minister may require.

20.6	The Minister shall through his duly appointed representatives be entitled to observe the Petroleum Operations carried out by the Company and at all times to inspect all assets, records and data kept by the Company relating to such operations.

20.7	Nothing in this clause contained shall be construed as requiring the Company to disclose any of its proprietary technology or that of its Affiliates.

Clause 21

Confidentiality of data

21.1	All Petroleum Data, information and reports obtained or prepared by the Company in terms of this Agreement shall, subject to clause 21.2 and so long as they relate to any part of the Licence Area, be treated as confidential and each of the Parties undertakes not to disclose such Data, information and reports or the contents thereof to any other person without the consent in writing of the other Party, provided that this clause shall not-

(a)	prevent disclosure by the Company for the purpose of its Petroleum Operations to:-

(i)	an Affiliate;

(ii)	any bona fide intending assignee;

(iii)	any professional adviser who needs to have access to such Petroleum Data, information and reports for the effective performance of his obligations under his contract with the Company;

(iv)	any bank or financial institution from which the Company is seeking or obtaining finance or which is advising the Company in connection with any issue of securities or the admission of any securities to listing on any stock exchange;

(v)	a contractor of the Company;

(vi)	any stock exchange in order to comply with any securities law of any country;

(vii)	any court of competent jurisdiction to comply with any order or decree of such court.

(b)	prevent disclosure by the Company for the purpose of trading data with third parties in accordance with normal petroleum industry practice provided the Minister’s consent (which shall not be unreasonably withheld) has been previously applied for and obtained.

(c)	prevent the disclosure by the Minister or any officer in his Ministry to the National Petroleum Corporation of Namibia (Proprietary) Ltd. in terms of section 8 of the Petroleum Act; and to Professional advisers of the Ministry or the National Petroleum Corporation of Namibia (Proprietary) Ltd.; or

(d)	be construed as imposing on any Party any obligation in relation to any Petroleum Data, information or reports which are, without disclosure by such Party, generally known to the public.

21.2	Any Petroleum Data, information or reports disclosed by the Company to any other person in terms of clause 21.1 shall be disclosed on terms which will ensure that such Petroleum Data, information or reports are treated as confidential by the recipient.

21.3	Any Petroleum Data, information and reports relating to the Licence Area which, in the opinion of the Minister, might have significance in connection with an exploration programme to be conducted by a third party in another area may be disclosed by the Minister to such third party provided the Minister has previously obtained approval to do so from the Company. Such disclosure shall be subject to conditions agreed upon between the Minister and the Company.

21.4	Any Petroleum Data, information and reports, including interpretations and assessments, assessment studies, relating to any area which ceases to be part of the Licence Area, whether as a result of relinquishment, surrender or termination of a licence shall be treated as confidential by the Company, provided however that this clause shall not:

(a)	Prevent disclosure by the Company for purpose of its Petroleum Operations to:

(i)	an Affiliate;

(ii)	any bona fide intending assignee;

(iii)	any professional adviser who needs to have access to such Petroleum Data, information and reports for the effective performance of his obligations under his contract with the Company;

(iv)	any bank or financial institution from which the Company is seeking or obtaining finance or which is advising the Company in connection with any issue of securities or the admission of any securities to listing on any stock exchange;

(v)	a contractor of the Company;

(vi)	any stock exchange in order to comply with any securities law of any country;

(vii)	any court of competent jurisdiction to comply with any order or decree of such court.

(b)	prevent disclosure by the Company for the purpose of trading data with third parties in accordance with normal petroleum industry practice provided the Minister’s consent (which shall not be unreasonably withheld) has been previously applied for and obtained.

(c)	be construed as imposing on any party any obligation in relation to any Petroleum Data, information or reports which are, without disclosure by such party, generally known to the public.

21.5	Any Petroleum Data, information and reports, including all interpretations and assessments, assessment studies based on such Petroleum Data, information and reports relating to any area which ceases to be part of the Licence Area whether as a result of relinquishment, surrender or termination of a licence shall cease to be treated by the Minister as confidential from the date on which such area ceases to be part of the Licence Area.

21.6	Notwithstanding the fact that Petroleum Data, information and reports relate to an area held by the Company under Licence the Minister may, using Petroleum Data,

information and reports supplied by the Company:

(a)	publish, on completion of any Well by the Company in the Licence Area, the following summary information:

-	location of the Well (co-ordinates of the Well, Block number and the name of the sedimentary basin);

-	total depth of the Well in metres;

-	stratigraphic total depth of the Well identified by the Epoch (Jurassic, Cretaceous etc.);

-	Discovery of hydrocarbons, oil and/or gas or not (in case of Discovery neither the depth nor the stratigraphy of the producing formation will be given);

-	number of tests performed including type of tests;

-	maximum flow rate during testing, including size of choke;

-	hydrocarbon types tested including gas oil ratio;

-	water depth;

-	general comments on further exploration in the basin etc.

(b)	five years after the completion of any survey or any Well in the Licence Area by the Company, release to any person or persons any survey data and all Well logs and all operational, technical and geological reports relating to such survey or well provided, however, that no information of an interpretive nature shall be released.

21.7	Subject to the other provisions of this clause 21, the Minister may, during the currency of an Exploration or Production Licence held by the Company, request the consent of the Company to the disclosure to a third party of Petroleum Data, information and reports other than those referred to in clause 21.6 for a purpose determined by the Minister and communicated to the Company and such consent shall not be unreasonably withheld.

Clause 22

Employment and training

22.1	In carrying out Petroleum Operations the Company shall, to the maximum extent possible, employ Namibian citizens having appropriate qualifications.

22.2	The Company may employ a person who is not a Namibian citizen in a post only if the skills required in such post are not obtainable by recruitment of a Namibian citizen and the Company may at any time be called upon by the Minister to give satisfactory reasons for the continued employment of a non-citizen in any post.

22.3	(a)	During each year of the Exploration Licence or any renewal thereof, the Company shall spend a sum which is not less than a sum equal to $70,000 United States Dollars for the purpose of the training and education of Namibians.

(b)	Of the said sum, 70 per cent shall be paid on the date of signature and thereafter on each anniversary of such date into the Petroleum Training and Education Fund. The principles governing the operation of the training fund shall be as set out in Annexure 6.

(c)	Of the said sum, 30 per cent shall be expended by the Company on attachments and in-house training of Namibian citizens in the field of natural science, engineering, technology, accounting, economics and law as related to oil and gas exploration and production to expose them to petroleum industry practice and operations. The said 30 per cent shall be expended in accordance with the principles set out in Annexure 6.

22.4	The sum referred to in clause 22.3 shall be adjusted annually by dividing such sum by the Inflation Factor.

22.5	If the Price Index ceases to be published the Price Index contemplated in clause

22.4	shall for the purposes of this Agreement be such price index as may be determined by mutual agreement between the parties to this Agreement.

22.6	Not later than six months after the grant of a Production Licence, the Company shall, after consultation with the Minister or his duly authorized representative, prepare and implement a programme for training and employment of Namibian citizens in each phase and level of Petroleum Operations and for the transfer of management and technical skills for the safe and efficient conduct of Petroleum Operations.

Clause 23

Namibian goods and services

23.1	The Company shall-

(a)	use and purchase goods supplied, produced and manufactured in Namibia whenever such goods can be obtained at prices in Namibia which are competitive in international terms and are, in all substantive respects, of a quality comparable with the quality of goods from outside Namibia. The Company shall give preference to such supplier, producer or manufacturer, unless it is able to show good cause to the satisfaction of the Minister why such preference should not be given;

(b)	make maximum use of contractors in Namibia where services of comparable standards with those obtained elsewhere are available from such contractors at competitive prices and on competitive terms;

(c)	when it is necessary to import vehicles, machinery, plant or equipment and any such vehicles, machinery, plant or equipment are not purchased directly from a manufacturer, effect the purchase of the items through traders operating in Namibia at competitive prices;

(d)	co-operate with companies in Namibia to enable them to develop skills and technology to service the petroleum industry.

23.2	The Company shall ensure that a term similar to this clause is contained in its contracts with contractors.

Clause 24

Domestic supply obligation

24.1	The Company may, at the Minister’s choice, be required to sell Crude Oil in Namibia in order to satisfy Namibia’s domestic market requirements on a pro rata basis with other producers in Namibia according to the quantity of Crude Oil produced by each producer. The Minister shall give the Company at least six months notice in advance of the said requirement, and the terms of the supply in consequence of such requirement shall be on an annual basis.

24.2	The price for Crude Oil sold in terms of clause 24.1 shall be the price for that oil determined in accordance with clause 15.

Clause 25

Unit development

25.1	If a Petroleum Reservoir is partly situated in the Production Area of the Company and partly in the Production Area of any other holder of a Production Licence, the Minister may, for purposes of securing the more effective recovery of Petroleum from such Petroleum Reservoir, by notice in writing addressed and delivered to the Company, direct the Company to enter into an agreement in writing with such holder within such period as may be specified in such notice in relation to the joint development and operation of such Petroleum Reservoir and to submit

(a)	such agreement forthwith to the Minister for approval; and

(b)	if it is approved, a plan for the joint development and operation of the Petroleum Reservoir in question.

25.2	If no plan is submitted within the period specified in the notice or within such further period as the Minister may allow or, if such plan submitted is not acceptable to the Minister, the Minister may cause to be prepared in accordance with generally accepted practices in the international petroleum industry and at the expense of the Company and the other holder concerned a plan for such joint development and operation. In the preparation of such plan the Minister shall take into consideration any presentations made by the Company and such other holder.

25.3	If the Company does not agree with the proposed plan then either the Company or the Minister may refer the matter for expert determination to an expert appointed in terms of clause 29.6 which determination shall be final except that the Company may within 60 days of such determination notify the Minister that it elects to surrender its rights in the Discovery in lieu of participation in the joint development.

Clause 26

Termination

26.1	This Agreement shall continue to be of full force and effect for such period as the Company continues to hold an Exploration Licence or a Production Licence to which this Agreement relates and shall, subject to the terms of clause 8.14, be deemed to have been terminated, if for any reason the Company ceases to hold such Exploration Licence or such Production Licence.

26.2	The Minister may by notice in writing addressed and delivered to the Company terminate this Agreement if

(a)	the Company or the company which has given a performance guarantee in a form corresponding with the form contained in Annexure 5 is liquidated by an order of a competent court;

(b)	a resolution is passed by the Company to apply to a competent court for the liquidation of the Company;

(c)	a resolution is passed by the company which has given the said performance guarantee to apply to a competent court for the liquidation of that Company;

(d)	the Company fails to comply with any final award made pursuant to arbitration proceedings conducted in terms of clause 29, unless such liquidation is ordered or such resolution is passed for the purpose of amalgamation or reconstruction and the Company has, by notice in writing addressed and delivered to the Minister, given the Minister at least 90 days notice of such intended amalgamation and reconstruction and the Minister has by notice in writing addressed and delivered to the Company approved of such amalgamation or reconstruction.

26.3	Notwithstanding the termination of this Agreement any rights and obligations of the parties respectively expressed to arise under this Agreement on the termination thereof or any liability of any Party arising out of an earlier failure to comply with any obligation in terms of this Agreement which must be complied with by such Party shall be enforceable.

Clause 27

Vis major

27.1	Any failure by the Company to comply with any terms and conditions of this Agreement shall not be regarded as a breach of this Agreement in so far as the failure arises from vis major and if, as a result of vis major, the compliance by the Company with any of the terms and conditions of this Agreement is delayed beyond the period fixed or allowed for its compliance the period of the delay shall be added to the period so fixed or allowed.

27.2	When the Company wishes to invoke the terms of clause 27.1 it shall promptly notify the Minister in writing of the occurrence of conditions of vis major and shall take all reasonable steps to remove the cause thereof and to mitigate the consequences. The Company shall promptly notify the Minister as soon as conditions of vis major no longer prevent the Company from carrying out its obligations and following such notice shall resume Petroleum Operations as soon as reasonably practicable.

27.3	In this clause the expression “vis major” means any hostility, insurrections, riots, civil commotions, strikes, lockouts, labour disturbances, embargoes, blockages, health pandemics, acts of God including fires and floods, unavoidable accidents, war and acts of war, including acts of terrorism, declared or undeclared beyond the control of the Company.

Clause 28

Assignation

28.1	The Company may not assign to any person, firm, company or corporation which is not a party to this Agreement any of its rights, privileges, duties or obligations under this Agreement without the approval of the Minister previously obtained in every particular case.

28.2	The Company shall not be debarred from assigning in writing its rights, privileges, duties or obligations under this Agreement to an Affiliate, provided that no such assignation shall in any way relieve the Company of any of its obligations under this Agreement.

Clause 29

Arbitration

29.1	Any dispute arising between the parties relating to the construction, meaning or effect of this Agreement or the rights or liabilities of the parties in terms of this Agreement shall be resolved amicably by negotiations.

29.2	If the Minister and the Company fail to resolve by way of negotiation a dispute referred to in clause 29.1, the Minister and the Company hereby agree to submit such dispute to arbitration for final settlement in accordance with the terms of clause 29.3.

29.3	Any unresolved dispute referred to in clause 29.2 shall be finally settled by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law in force on the date on which this Agreement is signed. Such arbitration, unless the parties otherwise agree, shall take place in London, England. As far as practicable the Minister and the Company shall continue to implement this Agreement during the period while the arbitration is pending and during the arbitration.

29.4	An arbitration referred to in clause 29.3 shall be undertaken by three arbitrators of whom-

(a)	one each shall be appointed by the Minister and the Company; and

(b)	one shall be appointed by the two arbitrators appointed under paragraph (a).

If the Minister and the Company fail to appoint an arbitrator within 30 days after receipt of a written request to do so, such arbitrators shall at the request of the other Party, if the Parties do not otherwise agree, be appointed in accordance with the aforesaid Arbitration Rules. If the first two arbitrators, appointed as aforesaid, fail to agree on a third arbitrator within 30 days following the appointment of the second arbitrator, the third arbitrator shall, if the Parties do not otherwise agree, be appointed at the request of either Party in accordance with the aforesaid Arbitration Rules. If an arbitrator fails or is unable to act, his successor will be appointed in the same manner as the arbitrator whom he succeeds.

29.5	A decision of a majority of the arbitrators shall be final and binding upon the Parties and the award rendered shall be final and conclusive. The arbitrators shall state in writing the reasons on which their decision was based. Judgment on the award rendered may be entered in any court having jurisdiction or application may be made in such court for a judicial acceptance of the award and for enforcement, as the case may be.

29.6	Any matter in dispute between the parties under clauses 5.9, 9.7, 15.6, 16 and 25.3 shall be referred for determination by a sole expert to be appointed by agreement between the parties hereto and failing such agreement by the President of the British Institute of Petroleum.

Clause 30

Performance guarantee

30.1	The Company shall secure from its holding company or any Affiliate which the Minister has by notice in writing accepted an unconditional guarantee in terms whereof that company guarantees, in a form corresponding with the form contained in Annexure 5, the due performance by the Company of all its obligations under the Petroleum Act and the Taxation Act and in terms of this Agreement and the licenses to which it relates.

30.2	The guarantee referred to in clause 30.1 shall be executed before the signature of this Agreement and shall be delivered to the Minister on such signature.

Clause 31

Entire agreement and amendments

31.1	This Agreement embodies the entire agreement and understanding between the Company and the Minister relative to the subject matter hereof and supersedes and replaces any provisions on the same subject in any other agreement between the parties, whether written or oral, prior to the date of this Agreement.

31.2	This Agreement may not be amended, modified, varied or supplemented, except by an instrument in writing signed by the Company and the Minister.

Clause 32

Waiver

32.1	The performance of any condition or obligation to be performed under this Agreement shall not be deemed to have been waived or postponed, except by an instrument in writing signed by the Party which is claimed to have granted such waiver or postponement.

32.2	No waiver by any Party of any one or more obligations or defaults by any other party in the performance of this Agreement shall operate or be construed as a waiver of any other obligations or defaults whether of a like or a different character.

Clause 33

Applicable law

This Agreement, the interpretation thereof and any dispute arising thereunder or associated therewith shall be governed by and determined in accordance with the laws of the Republic of Namibia.

Clause 34

Notices

34.1	Any document, notice or other communication required to be given or delivered to the Company by the Minister or any officer authorized thereto shall be deemed to have been so given or delivered-

(a)	if delivered to the General Manager or Deputy General Manager referred to in clause 12.4 or to the public officer of the Company or operator referred to in paragraph (b) of clause 12.5; or

(b)	if left with some adult person apparently residing at or occupying or employed at the registered address of the Company or such operator; or

(c)	if dispatched by registered post addressed to-

(i)	the Company or operator at the following address:

Elephant Oil Limited

6th Floor

60 Gracechurch Street

London, England EC3V 0HR

(insert postal address of the Company or operator); or

(ii)	the General Manager or Deputy General Manager referred to in clause 12.4 to the address referred to in clause 12.4; or

(iii)	the public officer at its or his last known address; or

(d)	if transmitted by means of a facsimile transmission to the person concerned at the registered office of the Company.

34.2	Any document, notice or other communication referred to in clause 34.1 which has been given or delivered in the manner contemplated in paragraph (c) of that clause shall, unless the contrary is proved, be deemed to have been received by the person to whom it was addressed at the time when it would, in the ordinary course of post have arrived at the place to which it was addressed.

34.3	Any document, notice or other communication required to be given or delivered to

(a)	the Minister by the Company shall be deemed to have been so given or delivered if dispatched by registered post addressed to the Minister at the following address:

Ministry of Mines and Energy

Private Bag 13297

Windhoek, Namibia

(b)	the authorized officer by the Company shall be deemed to have been so given or delivered if dispatched by registered post addressed to the officer at the following address:

Ministry of Mines and Energy

Private Bag 13297

Windhoek, Namibia

(c)	the Minister of Finance by the Company shall be deemed to have been so given or delivered if dispatched by registered post addressed to the Minister of Finance at the following address:

Ministry of Finance

Private Bag 13295

Windhoek, Namibia

*******************

34.4	Notwithstanding the above, for purposes of giving notice shall mean actual delivery of the notice to the address of the Minister or the Company to the most current address specified under Clause 43; provided that any notice sent by facsimile or email after 5:00 p.m. on a Business Day or on a weekend or holiday at the location of the receiving Party shall be deemed given on the next following Business Day of the receiving Party.

Clause 35

Customs Exemptions

35.1	Imports by Company. Company and its subcontractors shall be permitted to import all items required by Company in respect of Petroleum Operations, and all of such items and Company and its subcontractors shall be exempt from customs duties prescribed from time to time in or under the Customs and Excise Act, 1998 (Act 20 of 1998) in respect of such importation. Without limiting the foregoing, it is agreed and understood that such exemption applies to all materials, equipment, supplies, and other items including machinery, vehicles, spare parts, tires, aircraft, boats, chemicals, foodstuffs and other movable and/or consumable items for Petroleum Operations.

35.2	Imports by Employees. Each expatriate employee of Company and its subcontractors shall be permitted to import and shall be exempt from all customs duties with respect to the importation of household goods and other personal items, including one automobile every three (3) years; provided, however, that such items are imported for the sole use of the employee and the employee’s family; and provided, further, that no such item imported by the employee shall be resold by such employee in a member country of the Southern Africa Customs Union except in accordance with any applicable laws.

35.3	Disposal of Imported Items. Any item imported by Company, or its subcontractors may be sold in Namibia upon payment of applicable customs duties, if any, on the price of the item at the time of such sale or may be exported pursuant to clause 35.4. Items imported by Company or its subcontractors, which are sold or saleable only for scrap value may be sold as such, or otherwise be properly disposed of, with payment of customs duties. In the event of a sale by Company or its subcontractors under this clause 35.4, Company or its subcontractor shall be entitled to retain and repatriate in a convertible currency the proceeds therefrom as provided in this Agreement.

35.4	Exports.

(a)	Any of the items imported into Namibia by Company, its subcontractors or their employees, which has not become the property of the Government pursuant to the provisions hereof may be exported by the importing party at any time without payment of any customs duties or other charges.

(b)	Company shall be free to export any and all Petroleum to which it is entitled pursuant to this Agreement and all Petroleum exported by Company shall be exempt from all charges in respect of exports of Petroleum.

Clause 36

Exchange Rights

36.1	Registration. Funds transferred into Namibia for local expenditures, funds utilized abroad to purchase goods and services for Petroleum Operations, charges for services performed by Company or its subcontractors outside Namibia as part of Petroleum Operations and all other expenditures and investments made pursuant to this Agreement shall be filed by Company’s Namibian bankers with the Bank of Namibia which shall issue appropriate written confirmation to Company.

36.2	Funds for Local Expenditures. Funds required by Company and foreign subcontractors to meet local expenditures shall be imported into Namibia in freely convertible currencies, transferred to local banks and converted to Namibia currency. If it or they so desire, Company and/or its foreign subcontractors may borrow Namibia currency from local banks in order to meet local expenditures.

36.3	Foreign Exchange. Purchase or sale of foreign exchange shall be affected at the exchange rate most favorable to Company, as quoted by the Bank of Namibia.

36.4	Foreign Bank Accounts. Company is hereby authorized to open, maintain, control and operate accounts in any currency in foreign banks outside Namibia, to have full and complete control of such accounts, and to retain abroad and freely dispose of any funds in such accounts. Among other reasons, withdrawals may be made for payments for goods and services acquired abroad, for payments to subcontractors engaged in Petroleum Operations, and for transferring funds to local banks in Namibia to meet local expenditures, all in connection with Company’s activities under this Agreement.

36.5	Exchange Rights. Company is hereby granted the following exchange rights:

(a)	To provide in freely convertible foreign currencies all funds needed to conduct Petroleum Operations;

(b)	To hold such funds abroad with no obligation to transfer funds or assets to Namibia except such funds as are necessary to meet Company’s need for Namibia currency, in the case that Company does not borrow such funds from local banks;

(c)	To freely dispose of any funds held outside Namibia;

(d)	To export any and all Petroleum to which it is entitled pursuant to this Agreement;

(e)	To retain abroad and freely dispose of all proceeds received outside from the export, sale or exchange of Petroleum with no obligation to remit such export proceeds except as may be needed to meet Company’s expenses in Namibia, in the case that Company does not borrow funds from local banks for that purpose;

(f)	To remit and/or repatriate abroad and freely dispose of all (i) proceeds received within Namibia from the sale or exchange of Petroleum within Namibia, (ii) proceeds received from other operations and activities within Namibia, and (iii) any other funds accruing to Company within Namibia, including, without limiting the generality of the foregoing, all profits and or dividends; such remittance and/or repatriation to be accomplished in accordance with procedures of any exchange control Laws which may be in force, but which shall in no event prevent or delay such remittance and/or repatriation;

(g)	To pay its subcontractors and employees in foreign currencies, either inside or outside of Namibia. Expatriate employees shall be required to bring into Namibia through local banks and convert into Namibia currency only such foreign exchange as is required to meet their personal living expenses. Such employees shall be authorized to remit and/or repatriate any personal funds or proceeds received in Namibia from the sale of personal belongings; and

(h)	To maintain a special account or accounts for non-Namibian funds in a local bank or banks chosen by Company from which funds can be disbursed for the purpose of making any payments required in conducting Petroleum Operations, or making payments to, or for the benefit of, Company’s employees, whether local or expatriate.

36.6	Payments under this Agreement. Any payments made by any Party to another Party shall be made in U.S. Dollars unless the Parties mutually agree upon another currency.

36.7	Subcontractors. Company’s subcontractors and their employees shall have the same rights as Company and its employees under this clause 36.

36.8	Implementation. The Company acknowledges that the provisions of this clause 36 are granted in accordance with and subject to the Exchange Control Laws applicable in Namibia and shall only be implemented by the parties in accordance with such laws. The Company shall comply with the prescribed formalities and procedures and engage the services of an authorized dealer in foreign exchange to assist it in facilitating and implementing the provisions of this clause 36.

IN WITNESS whereof this Agreement has been duly signed at WINDHOEK on this …….day of …………. 2021…, by and between the GOVERNMENT OF THE REPUBLIC OF NAMIBIA, as represented by The Honorable Tom Alweendo, the Minister of Mines and Energy, and Elephant Oil LTD as represented by Matthew B. Lofgran,; and Niikela Oil (Pty) LTD represented by Ms.Mbute Rusa Andreas; and the National Petroleum Corporation of Namibia (PTY) LTD (NAMCOR E&P) represented by Mr. Immanuel Mulunga.

-----------------------------------------------

For the Government of the Republic of Namibia, The Honorable Tom Alweendo,

MINISTER OF MINES AND ENERGY

Witnesses:

1. -------------------------

2. -------------------------

-----------------------------------------------

For Elephant Oil LTD

Matthew B. Lofgran, Chief Executive Officer

Witnesses:

1. ------------------------

2. ------------------------

________________________________

For Niikela Exploration (Pty) LTD

Ms. Mbute Rusa Andreas, representative

Witnesses:

1. ------------------------

2. ------------------------

___________________________________

For NAMCOR EXPLORATION AND PRODUCTION (Pty) LTD

Mr. Immanuel Mulunga, representative

Witnesses:

1. ------------------------

2. ------------------------

ANNEXURE 1

DESCRIPTION OF LICENCE AREA

(Onshore Block 1919 Coordinates)

Block 1919 Coordinates

Corner	X east	Y south
1	19°	-19°
2	20°	-19°
3	20°	-20°
4	19°	-20°

Block 1919 Area – 11,675 square kilometers

ANNEXURE 2

MAP OF LICENCE AREA – ONSHORE BLOCK 1919

15
1716
92
1717
93
1718
70
1723
08
1724
08
1816
92
1817
93
1818
70
1819
73
1820
73
Park
A NATIONAL PARK
15
1916
1917
1918
1919
1920
15
2016
2017
2018
80
2019
2020
15
2116
2117
2118
2119
2120
15
2216
2217
2218
2219
68

ANNEXURE 3

BANK GUARANTEE

in respect of

INITIAL EXPLORATION PERIOD

(Clause 4.7)

WHEREAS the Company is, under the Petroleum Agreement dated the ........ day of ...................... 2021.... (hereinafter referred to as “the Agreement”) entered into by and between the Government of Namibia (hereinafter referred to as “the Government”) and the Niikeal Exploration (Pty) LTD. (hereinafter referred to as “the Company”) required-

I.	to perform before the expiration of the Initial Exploration Period defined in Clause 4.1(a) and Clause 4.2 of the Agreement certain minimum exploration work and expenditure obligations (hereinafter referred to as “the minimum initial exploration work obligation”);

II.	to incur in the performance of the minimum initial exploration work obligation, minimum exploration expenditure in an amount of US$ 500,000 estimated .................. in constant 2021 price terms (Insert amount which corresponds with the amount of the minimum exploration expenditure specified in paragraph 4.1.(a)(ii) of the Agreement) (hereinafter referred to as “minimum initial exploration expenditure”);

NOW, THEREFORE we, ..........................NedBank of Namibia . (insert principal place of business of Bank), hereby guarantee, subject to the provisos set out below, that on the first business day following the thirtieth day after receipt from the Government of a written demand signed by the Minister of Mines and Energy made in accordance with the terms hereof and stating that the Company has-

A.	failed to incur the minimum work and expenditure obligations in respect of the initial exploration work obligations in accordance with Article 4.1(a) and Article 4.2;

B.	actually incurred expenditure on the initial exploration work obligation which amounts to an amount (to be specified in constant 2021 price terms in constant 2021...... price terms in such written demand) which is less than the minimum initial exploration expenditure;

C.	consequently, become liable to pay a shortfall of expenditure expressed in constant 2021......... price terms equal to the difference between the amount referred to in paragraph A above and the amount specified in paragraph B above; and

D.	failed to pay the Minister of Mines and Energy an amount equal to the shortfall referred to in paragraph C above, as adjusted by multiplying such amount by a figure obtained by dividing the Price Index, as reported for the first time in the monthly publication “International Financial Statistics” of the International Monetary Fund in the section “Prices, Production, Employment”, for the Calendar Month immediately preceding the day of receipt of the aforesaid written demand, by such Price Index as so reported for the Calendar Month in which the Agreement has been signed, we shall pay to the Minister of Mines and Energy the amount referred to in paragraph D above.

PROVIDED THAT-

1.	our liability hereunder shall be limited to paying an amount not exceeding US $50,000 United States Dollars (insert an amount numerically greater than the minimum initial exploration expenditure, based on an estimated inflation element for the Initial Exploration Period) in respect of the initial exploration work obligation;

2.	our liability referred to in paragraph 1 shall be reduced at the end of every Quarter by the amount of the actual expenditure incurred by the Company and stated in a certificate signed by the Company and the Minister of Mines and Energy, which reduction shall take effect as from the date of receipt of such certificate by us;

3.	this guarantee shall come into effect as from the date of our receipt of a certificate signed by the Company and the Minister of Mines and Energy stating that the Agreement has been signed by all the parties thereto;

4.	this guarantee may not be ceded, assigned or transferred to any other person;

5.	this guarantee shall expire on the date of-

(1)	the payment by us of all the amounts guaranteed hereunder; or

(2)	the receipt by us of a certificate in accordance with paragraph 2 above, whereby expenditure actually incurred in performance of the initial exploration work obligation when added to the aggregate amount of expenditure actually incurred in performance of the initial exploration work obligation, all such expenditures being adjusted to constant 199..... price terms, and stated in such certificate previously received by us shall equal or exceed the minimum initial exploration expenditure;

(3)	the one hundred and twentieth day after the end of the Initial Exploration Period as defined in clause 1 of the Agreement, whichever is the earliest date, whereafter we shall be under no liability whatsoever under this guarantee;

6.	any certificate required to be provided by the Company pursuant to paragraphs 2 and 3 above must be signed by a duly authorised representative of the Company;

7.	any demand, certificate and notification must be sent to us at the above address.

SIGNED at ......................... on this .......................... day of ..................... 2021..

---------------------------

NedBank of Namibia

ooOoo

BANK GUARANTEE

in respect of

FIRST RENEWAL EXPLORATION PERIOD

(Clause 4.7)

WHEREAS the Company is, under the Petroleum Agreement dated the ........ day of ...................... 20... (hereinafter referred to as “the Agreement”) entered into by and between the Government of Namibia (hereinafter referred to as “the Government”) and the Elephant Oil LTD . (hereinafter referred to as “the Company”) required-

I.	to perform before the expiration of the First Renewal Exploration Period defined in Clause 4.1(b) and Clause 4.2 of the Agreement certain minimum exploration work and expenditure obligations (hereinafter referred to as “the minimum first renewal exploration work obligation”);

II.	to incur in the performance of the minimum first renewal exploration work obligation, minimum exploration expenditure in an amount of US$ 5,000,000 in constant 2021 price terms (Insert amount which corresponds with the amount of the minimum exploration expenditure specified in paragraph 4.1.(b)(ii) of the Agreement) (hereinafter referred to as “minimum first renewal exploration expenditure”);

NOW, THEREFORE we, NedBank of Namibia (insert principal place of business of Bank), hereby guarantee, subject to the provisos set out below, that on the first business day following the thirtieth day after receipt from the Government of a written demand signed by the Minister of Mines and Energy made in accordance with the terms hereof and stating that the Company has-

A.	failed to incur the minimum work and expenditure obligations in respect of the first renewal exploration work obligation in accordance with Clause 4.1.(b) and Clause 4.2;

B.	actually incurred expenditure on the first renewal exploration work obligation which amounts to an amount (to be specified in constant 2021 price terms in such written demand) which is less than the minimum first renewal exploration expenditure;

C.	consequently, become liable to pay a shortfall of expenditure expressed in constant 2021 price terms equal to the difference between the amount referred to in paragraph A above and the amount specified in paragraph B above; and

D.	failed to pay the Minister of Mines and Energy an amount equal to the shortfall referred to in paragraph C above, as adjusted by multiplying such amount by a figure obtained by dividing the Price Index, as reported for the first time in the monthly publication “International Financial Statistics” of the International Monetary Fund in the section “Prices, Production, Employment”, for the Calendar Month immediately preceding the day of receipt of the aforesaid written demand, by such Price Index as so reported for the Calendar Month in which the Agreement has been signed, we shall pay to the Minister of Mines and Energy the amount referred to in paragraph D above.

PROVIDED THAT –

1.	our liability hereunder shall be limited to paying an amount not exceeding ............................. United States Dollars (insert an amount numerically greater than the minimum first renewal exploration expenditure, based on inflation during the Initial Exploration Period and an estimated inflation element for the First Renewal Exploration Period) in respect of the first renewal exploration work obligation;

2.	our liability referred to in paragraph 1 shall be reduced at the end of every Quarter by the amount of the actual expenditure incurred by the Company and stated in a certificate signed by the Company and the Minister of Mines and Energy, which reduction shall take effect as from the date of receipt of such certificate by us;

3.	this guarantee shall come into effect as from the date of our receipt of a certificate signed by the Company and the Minister of Mines and Energy stating that the Minister has granted the Company’s application for the first renewal of the licence issued under the Agreement;

4.	this guarantee may not be ceded, assigned or transferred to any other person;

5.	this guarantee shall expire on the date of-

(1)	the payment by us of all the amounts guaranteed hereunder; or

(2)	the receipt by us of a certificate in accordance with paragraph 2 above, whereby the expenditure actually incurred in performance of the first renewal exploration work obligation and stated therein, when added to the aggregate of –

(a)	the sum by which expenditure actually incurred in performance of the initial exploration work obligation, which exceeded the minimum initial exploration expenditure, and which was carried over to the First Renewal Period as contemplated in clause 4.5 of the Agreement and stated as such in a certificate signed by the Company and the Minister of Mines and Energy; and

(b)	the expenditure actually incurred in performance of the first renewal exploration work obligation and stated in such certificate previously received by us, all such expenditures being adjusted to constant 2021 price terms, shall equal or exceed the minimum first renewal exploration expenditure;

(3)	the one hundred and twentieth day after the end of the First Renewal Exploration Period as defined in clause 1 of the Agreement, whichever is the earliest date, whereafter we shall be under no liability whatsoever under this guarantee;

6.	any certificate required to be provided by the Company pursuant to paragraphs 2, 3 and 5(2)(a) above must be signed by a duly authorised representative of the Company;

7.	any demand, certificate and notification must be sent to us at the above address.

SIGNED at ..............on this........day of .............. 20..

------------------

NedBank of Namibia XYZ BANK

OoOoo

BANK GUARANTEE

in respect of

SECOND RENEWAL EXPLORATION PERIOD

(Clause 4.7)

WHEREAS the Company is, under the Petroleum Agreement dated the ........ day of ...................... 20... (hereinafter referred to as “the Agreement”) entered into by and between the Government of Namibia (hereinafter referred to as “the Government”) and Elephant Oil LTD (hereinafter referred to as “the Company”) required-

I.	to perform before the expiration of the Second Renewal Exploration Period defined in Article 4.1 (c) and Clause 4.2 of the Agreement certain minimum exploration work and expenditure obligations (hereinafter referred to as “the minimum first renewal exploration work obligation”);

II.	to incur in the performance of the minimum second renewal exploration work obligation, minimum exploration expenditure in an amount of US$ 5,000.000 in constant 2021 price terms (Insert amount which corresponds with the amount of the minimum exploration expenditure specified in paragraph 4.1.(b)(ii) of the Agreement) (hereinafter referred to as “minimum second renewal exploration expenditure”);

NOW, THEREFORE we, NedBank of Namibia (insert principal place of business of Bank), hereby guarantee, subject to the provisos set out below, that on the first business day following the thirtieth day after receipt from the Government of a written demand signed by the Minister of Mines and Energy made in accordance with the terms hereof and stating that the Company has-

A.	failed to incur the minimum second renewal exploration work and expenditure obligation in respect of the second renewal exploration work obligations in accordance Clause 4.1 (c) and Clause 4.2;

B.	actually incurred expenditure on the second renewal exploration work obligation which amounts to an amount (to be specified in constant 2021 price terms in such written demand) which is less than the minimum second renewal exploration expenditure;

C.	consequently, become liable to pay a shortfall of expenditure expressed in constant 2021 price terms equal to the difference between the amount referred to in paragraph A above and the amount specified in paragraph B above; and

D.	failed to pay the Minister of Mines and Energy an amount equal to the shortfall referred to in paragraph C above, as adjusted by multiplying such amount by a figure obtained by dividing the Price Index, as reported for the first time in the monthly publication “International Financial Statistics” of the International Monetary Fund in the section “Prices, Production, Employment”, for the Calendar Month immediately preceding the day of receipt of the aforesaid written demand, by such Price Index as so reported for the Calendar Month in which the Agreement has been signed, we shall pay to the Minister of Mines and Energy the amount referred to in paragraph D above.

PROVIDED THAT –

1.	our liability hereunder shall be limited to paying an amount not exceeding ............................. United States Dollars (insert an amount numerically greater than the minimum Second Renewal exploration expenditure, based on inflation during the Initial Exploration Period and an estimated inflation element for the Second Renewal Exploration Period) in respect of the Second Renewal exploration work obligation;

2.	our liability referred to in paragraph 1 shall be reduced at the end of every Quarter by the amount of the actual expenditure incurred by the Company and stated in a certificate signed by the Company and the Minister of Mines and Energy, which reduction shall take effect as from the date of receipt of such certificate by us;

3.	this guarantee shall come into effect as from the date of our receipt of a certificate signed by the Company and the Minister of Mines and Energy stating that the Minister has granted the Company’s application for the first renewal of the licence issued under the Agreement;

4.	this guarantee may not be ceded, assigned or transferred to any other person;

5.	this guarantee shall expire on the date of-

(1)	the payment by us of all the amounts guaranteed hereunder; or

(2)	the receipt by us of a certificate in accordance with paragraph 2 above, whereby the expenditure actually incurred in performance of the first renewal exploration work obligation and stated therein, when added to the aggregate of –

(a)	the sum by which expenditure actually incurred in performance of the initial exploration work obligation, which exceeded the minimum initial exploration expenditure and which was carried over to the First Renewal Period as contemplated in clause 4.5 of the Agreement and stated as such in a certificate signed by the Company and the Minister of Mines and Energy; and

(b)	the expenditure actually incurred in performance of the Second Renewal Exploration work obligation and stated in such certificate previously received by us, all such expenditures being adjusted to constant 2021 ....... price terms, shall equal or exceed the minimum first renewal exploration expenditure;

(3)	the one hundred and twentieth day after the end of the First Renewal Exploration Period as defined in clause 1 of the Agreement, whichever is the earliest date, whereafter we shall be under no liability whatsoever under this guarantee;

6.	any certificate required to be provided by the Company pursuant to paragraphs 2, 3 and 5(2)(a) above must be signed by a duly authorised representative of the Company;

7.	any demand, certificate and notification must be sent to us at the above address.

SIGNED at ..............on this........day of .............. 20.. .

------------------

NedBank of Namibia

ANNEXURE 4

ACCOUNTING PROCEDURE

(Clause 19)

1. Definitions

In this Annexure, unless the context indicates otherwise any word or expression to which a meaning has been assigned in the Petroleum Agreement dated the ...... day of ...................... 2021.. (hereinafter referred to as “the Agreement”) entered into between the Government of Namibia (hereinafter referred to as “the Government”) and Niikela Exploration (PTY) LTD, Elephant Oil LTD and NAMCOR EXPLORATION AND PRODUCTION (PTY) LTD (hereinafter referred to as “the Company”) and in the Taxation Act shall have that meaning.

2. Purpose of accounting procedure

The purpose of the Accounting Procedure contained in this Annexure is to establish principles and procedures of accounting which will enable the Minister of Finance to monitor the Company’s expenditures, production and receipts so that the Government’s entitlement to petroleum income tax and additional profits tax under the Taxation Act and to royalty under section 62, or annual charges under section 67, of the Petroleum Act can be accurately determined.

3. Responsibility for maintaining accounts

3.1	Each of the entities constituting the Company shall be responsible for maintaining their own accounting records in order to comply fully with all legal requirements and to support all fiscal returns or any other accounting reports required by any governmental authority in relation to the Petroleum Operations.

3.1	The operator for and on behalf of all entities constituting the Company shall maintain the accounts of the Petroleum Operations under the Agreement in such a manner so as to permit each such entity to fulfill the obligations under this Agreement.

4. Documentation required to be submitted by the Company

4.1	Within 90 days of the date on which the Agreement has been signed the Minister shall submit, to discuss and agree with the Company, a proposed outline of charts of accounts, operating records and reports, which outline shall reflect each of the categories and sub-categories of expenditures specified in paragraph 8 and shall be in accordance with generally accepted and recognised accounting systems and consistent with normal practice for joint venture operations of the international petroleum industry.

4.2	Within 180 days after the date on which the Agreement has been signed the Company shall provide the Minister with a detailed description of the accounting systems and procedures which it will develop and maintain for use under the Agreement. The Company shall inform the Minister subsequently of any significant changes it makes to such systems and procedures.

4.3	Notwithstanding the generality of the foregoing, the Company shall submit the following statements to the Minister -

(a)	a production statement referred to in paragraph 11 of this Annexure;

(b)	a value of production and pricing statement referred to in paragraph 12 of this Annexure.

(c)	a statement of expenditure and receipts referred to in paragraph 13 of this Annexure;

(d)	an additional profits tax statement referred to in paragraph 14 of this Annexure;

(e)	an end-of-year statement referred to in paragraph 15 of this Annexure;

(f)	a budget statement referred to in paragraph 16 of this Annexure;

(g)	a local procurement statement referred to in paragraph 17 of this Annexure.

(h)	a decommissioning statement referred to in paragraph 18 of this Annexure

4.4	All reports and statements shall be prepared in accordance with the Agreement, the laws of Namibia and, where there are no relevant provisions in either of these, in accordance with normal practice of the international petroleum industry.

5. Units, of account language and exchange rates

5.1	Accounts shall be maintained in Namibian Dollars. Metric units and Barrels shall be employed for measurements required under the Agreement and this Annexure. The language employed shall be English. When necessary for clarification the Company shall also maintain accounts and records in other languages, units of measurement and currencies.

5.2	It is the intention of the parties that neither the Government nor the Company should experience an exchange gain or loss at the expense of or to the benefit of the other. However, should there be any gain or loss from exchange of currency, it will be credited or charged to the accounts.

5.3	Amounts received and expenditures made in Namibian Dollars or in United States Dollars shall be converted from Namibian Dollars into United States Dollars or from United States Dollars into Namibian Dollars on the basis of the monthly average of the mean of the daily official buying and selling exchange rates between the currencies in question as published by the Bank of Namibia for the Calendar Month in which the relevant transaction occurred. Company shall be entitled to hold both US Dollar and Namibian Dollar accounts in the designated Namibian bank of Company’s choosing.

5.4	Amounts received and expenditures made in currencies other than United States Dollars and Namibian Dollars shall be converted into United States Dollars or Namibian Dollars on the basis of the monthly average of the mean of the dailyb uying and selling exchange rates between the currencies in question as published by the Bank of Namibia or, failing such publication, as published in the Financial Times (London edition) for the Calendar Month in which the relevant transaction occurred.

5.5	The average monthly exchange rates used in accordance with paragraphs 5.3 and

5.4	shall be identified in the relevant statements required under paragraph 4.3.

6. Payments

6.1	Unless otherwise specified all sums due under the Agreement shall be paid within 30 days following the end of the month in which the obligation to make such payment occurs and shall be paid through a bank designated by each Party.

6.2	All sums due by one Party to the other under the Agreement during any Quarter shall for each day during which such sums are overdue during such Quarter, bear interest compounded daily at an annual rate equal to 15%.

7. Audit and inspection rights of Government

7.1	The Government shall have the right

(a)	to carry out an audit in accordance with clause 19.2 of the Agreement;

(b)	to appoint an auditor to undertake or assist with the audit.

The expenditure incurred in respect of such audit shall be borne by the Company as a general and administrative expenditure. Notice of any exception to the Company’s accounts for any Calendar Year shall be submitted to the Company within six months of the receipt by the Minister of the report of its auditors. The Minister shall ensure that such report is submitted to it within a reasonable time after completion of the audit field work. For purposes of auditing, the Minister may examine and verify at reasonable times all charges and credits relating to the Company’s activities under the Agreement and all books of account, accounting entries, material records and inventories, vouchers, payrolls, invoices and any other documents, correspondence and records considered by the Minister to be necessary to audit and verify the charges and credits. Furthermore, the auditors shall have the right in connection with such audit to visit and inspect at reasonable times all sites, plants, facilities, warehouses and offices of the Company directly or indirectly serving its activities under the Agreement and to visit personnel associated with those activities.

7.2	The Company shall answer any notice of exception under paragraph 7.1 within six months of the receipt of such notice. Where the Company has after the said six month period failed to answer a notice of exception made by the Minister, the Minister’s exception shall prevail, until such time as the Minister’s exception is resolved.

7.3	Without prejudice to the finality of matters as described in Clause 19 and this paragraph all documents referred to in paragraph 7.1 shall be maintained and made available for inspection by the Minister for seven (7) years following their date of issue.

8. Classification and allocation of expenditure

8.1	All expenditures relating to Petroleum Operations and qualifying in terms of the Taxation Act, Petroleum Act and paragraph 9 to be taken into account in the calculation of petroleum income tax and additional profits tax payable under the Taxation Act shall be classified, defined and allocated, as follows-

(1)	exploration expenditure, being expenditure actually incurred, whether directly or indirectly, in or in connection with the carrying out of Exploration Operations in or in connection with such Licence Area, including expenditure actually incurred in respect of-

(a)	the acquisition of machinery, implements, utensils and other articles employed for purposes of such operations, including pipes, well-head equipment, subsurface equipment and onshore and offshore drilling;

(b)	labour, fuel, haulage, supplies, materials and repairs in connection with a survey or study, excluding drilling for appraisal purposes, referred to in paragraphs (a) and (b) of the definition of “Exploration Operations” in section 1 of the Petroleum Act;

(c)	contributions to a fund or scheme, approved by the Permanent Secretary: Finance, in respect of any person employed in or in connection with Exploration Operations;

(d)	the advancement of training and education of Namibian citizens at institutions approved by the Permanent Secretary: Finance and the provision of educational and scientific materials and equipment by virtue of any term and condition of an Exploration Licence issued in respect of such Licence Area;

(e)	charges, fees or rent for, or in respect, of Land or buildings occupied for purposes of carrying out Exploration Operations;

(f)	subject to the provisions of section 14(2) of the Taxation Act, the general administration and management directly connected with Exploration Operations;

(g)	the restoration of such Licence Area, or any part thereof, after cessation of Exploration Operations in such area to the extent to which such expenditure has been incurred by virtue of any term and condition of an Exploration Licence issued in respect of such Licence Area relating to safety or the prevention of pollution;

(h)	customs duty in respect of the importation for use in or in connection with Exploration Operations in such Licence Area of plant, machinery, equipment, spare parts, materials, supplies or consumable items used in or in connection with such Exploration Operations;

(2)	development expenditure, being expenditure actually incurred, whether directly or indirectly, in or in connection with the carrying out of Development Operations in or in connection with a Licence Area, including expenditure actually incurred in respect of

(a)	the acquisition of-

(i)	machinery, implements, utensils and other articles used for purposes of such operations, including pipes, units for purposes of production, treatment and processing, wellhead equipment, subsurface equipment, enhanced recovery systems, onshore and offshore drilling and production platforms and petroleum storage facilities;

(ii)	furniture, tools and equipment used in offices and accommodation referred to in paragraph (e)(ii) of the definition of “Development Operations” in section 1 of the Taxation Act and in warehouses, export terminals, harbours, piers, marine vessels, vehicles, motorised rolling equipment, aircraft, fire and security stations, water and sewage plants and power plants;

(b)	labour, fuel, haulage, supplies, materials and repairs in connection with the drilling, laying, installation and construction referred to in paragraphs (a), (b), (c), (d) and (e)(i) of the definition of “Development Operations” in section 1 of the Taxation Act;

(c)	contributions to a fund or scheme, approved by the Permanent Secretary: Finance, in respect of any person employed in or in connection with Development Operations;

(d)	the advancement of training and education of Namibian citizens at institutions approved by the Permanent Secretary: Finance and the provision of educational and scientific materials and equipment by virtue of any term and condition of a licence issued in respect of such Licence Area;

(e)	charges, fees or rent for, or in respect of, Land or buildings occupied for purposes of carrying out Development Operations;

(f)	subject to the provisions of section 14(2) of the Taxation Act, the general administration and management directly connected with Development Operations; (g) the restoration of such Licence Area, or any part thereof, after cessation of Development Operations in such Licence Area to the extent to which such expenditure has been incurred by virtue of any term and condition of the licence issued in respect of such Licence Area relating to safety or the prevention of pollution;

(h)	customs duty in respect of the importation for use in or in connection with Development Operations in such Licence Area of plant, machinery, equipment, spare parts, materials, supplies or consumable items used in or in connection with such Development Operations;

(3)	production expenditure, being expenditure of an operational nature incurred in Production Operations and which, subject to section 13 of the Taxation Act and paragraph 9 of this Annexure, is allowed as a general deduction in the determination of taxable income in terms of section 8 of the Taxation Act;

(4)	general and administrative expenditure which-

(a)	being the expenditure incurred on general administration and management primarily and principally related to Petroleum Operations in or in connection with the Licence Area, comprises and is limited to –

(i)	office, field office and general administrative expenditure in Namibia, including supervisory, accounting and employee relations services (excluding commissions paid to intermediaries by the Company);

(ii)	an annual overhead charge for services rendered outside Namibia and not otherwise charged under this accounting procedure, for managing Petroleum Operations and for staff advice and assistance including financial, legal, accounting and employee relations services, provided that –

(a)	for the period from the date on which the Agreement was signed until the date on which the first Production Licence under the Agreement is granted by the Minister, this annual charge shall be the Company’s verifiable expenditure, but shall in no event be greater than one per cent of the total expenditure incurred during the Calendar Year in or in connection with the Licence Area and qualifying for deduction in the computation of petroleum income tax under the Taxation Act;

(b)	for the period from the date on which the Production Licence has been granted, the charge shall be at an amount or rate to be agreed on between the parties and stated in the Development Plan approved with the grant of the Production Licence;

(c)	such annual overhead charge shall be separately shown in all relevant reports to the Minister;

(b)	shall be allocated to and form part of exploration expenditure, development expenditure and production expenditure and shall be separately shown under each of these expenditure categories in all relevant reports and statements to the Minister;

(c)	shall be allocated to exploration expenditure, development expenditure and production expenditure incurred in each year in proportion to the amount of exploration expenditure, development expenditure and production expenditure incurred in such year, or in such other equitable and consistent manner otherwise agreed upon between the Company and the Minister.

9. Expenditures, miscellaneous income and credits of the Company

9.1	Expenditure deductible without further approval of the Government Subject to the terms of the Agreement, the Company shall bear and pay the following expenditure in respect of its Petroleum Operations. These expenditures shall be classified under the headings referred to in paragraph 8. It is hereby agreed that, subject to the provisions of sections 8, 9 and 10 of the Taxation Act and paragraph 8, such expenditures are to be allowable deductions under the Taxation Act.

(1)	Surface rights

This covers all direct expenditure attributable to the acquisition, renewal or relinquishment of surface rights acquired and maintained in force for the Licence Area.

(2)	Labour and related expenditure

(a)	Gross salaries and wages, including bonuses, of the Company’s employees directly and necessarily engaged in the Petroleum Operations, irrespective of the location of such employees, it being understood that in the case of those employees, only a portion of whose time is wholly dedicated to Petroleum Operations, only that pro rata portion of applicable salaries and wages will be charged.

(b)	Cost to the Company of established plans for employees’ group life insurance, hospitalization, company pension, retirement and other benefits of a like nature customarily granted to the Company’s employees and the Company’s expenditure regarding holiday, vacation, sickness and disability payments applicable to the salaries and wages chargeable under subparagraph (a) above shall be allowed at actual cost, provided however that such total expenditure shall not exceed thirty-five per cent of the Company’s total labour expenditure under subparagraph (a) above.

(c)	Expenditure or contributions made pursuant to assessments or obligations imposed under the laws of Namibia which are applicable to the Company’s expenditure on salaries and wages chargeable under subparagraph (a) above.

(d)	Reasonable travel and personal expenditure of employees of the Company, including those made for travel and relocation of the expatriate employees assigned to Namibia all of which shall be in accordance with the Company’s normal practice.

(3)	Transportation

The expenditure incurred in respect of transportation of employees, equipment, materials and supplies necessary for the conduct of Petroleum Operations.

(4)	Chargtes for services

(a)	Third party contracts

The actual expenditure incurred under contracts for technical and other services entered into by the Company for its Petroleum Operations, made with third parties other than Affiliated companies of the Company, are deductible, provided that the prices paid by the Company are no higher than those generally charged by other international or domestic suppliers for comparable work and services.

(b)	Affiliates of the Company In the case of services rendered to the Petroleum Operations by an Affiliate of the Company the charges shall be based on actual expenditure without profits and shall be competitive. The charges shall be no higher than the most favourable prices charged by the Affiliate to third parties for comparable services under similar terms and conditions elsewhere. The Company shall, if requested by the Minister, specify the amount of the charges which constitutes an allocated proportion of the expenditure in respect of general management and technical services and the amount which is the direct cost incurred in respect of providing specific services. If necessary, certified evidence regarding the basis of prices charged may be obtained from the auditors of the Affiliate.

(c)	In the event that the prices and charges referred to in subparagraph

(4)	(a) and (b) above are shown to be uncompetitive then the Permanent Secretary: Finance shall have the right to disallow as a deduction under the Taxation Act such portion as he deems fit.

(5)	Exclusively owned property for services rendered to the Petroleum Operations through the use of property exclusively owned by the Company, the accounts shall be charged at rates not exceeding those prevailing in the region which reflect the cost of ownership and operation of such property or at rates to be agreed.

(6)	Material and equipment

(a)	General

So far as is practicable and consistent with efficient and economical operation, only such material shall be purchased or furnished by the Company for use in the Petroleum Operations as may be required for use in the reasonably foreseeable future and the accumulation of surplus stocks shall be avoided. Material and equipment held in inventory shall only be charged to the accounts when such material is removed from inventory and used in Petroleum Operations.

(b)	Warranty of material The Company does not warrant material beyond the supplier’s or manufacturer’s guarantee and, in the case of defective material or equipment, any adjustment received by the Company from the suppliers or manufacturers or their agents will be credited to the accounts under the Agreement.

(c)	Value of material charged to the accounts under the Agreement

(i)	Except as otherwise provided in subparagraph (ii) below, material purchased by the Company for use in the Petroleum Operations shall be valued to include invoice price less trade and cash discounts, if any, purchase and procurement fees plus freight and forwarding charges between point of supply and point of shipment, freight to port of destination, insurance, taxes, custom duties, consular fees, other items chargeable against imported material and, where applicable, handling and transportation costs from point of importation to warehouse or operating site, and its costs shall not exceed those currently prevailing in normal arms length transactions on the open market.

(ii)	Material purchased from or sold to Affiliated companies of the Company or transferred to or from activities of the Company other than Petroleum Operations under the Agreement-

(a)	in the case of new material (hereinafter referred to as condition A), shall be valued at the current international price which shall not exceed the price prevailing in normal arms length transactions on the open market;

(b)	in the case of used material which is in sound and serviceable condition and is suitable for re-use without reconditioning (hereinafter referred to as condition B), shall be priced at not more than seventy-five per cent of the current price of the abovementioned new materials;

(c)	in the case of used material which cannot be classified as condition B, but which, after reconditioning, will be further serviceable for original function as good secondhand condition B material or is serviceable for original function, but substantially not suitable for reconditioning (hereinafter referred to as condition C), shall be priced at not more than fifty per cent of the current price of the new material referred to above as condition A.

The cost of reconditioning shall be charged to the reconditioned material, provided that the condition C material value plus the cost of reconditioning does not exceed the value of condition B material. Material which cannot be classified as condition B or condition C shall be priced at a value commensurate with its use.

Material involving erection expenditure shall be charged at the applicable condition percentage of the current knocked down price of new material referred to above as condition A.

When the use of material is temporary and its service to the Petroleum Operations does not justify the reduction in price in relation to materials referred to above as conditions B and C, such material shall be priced on a basis that will result in a net charge to the accounts under the Agreement consistent with the value of the service rendered.

(7)	Insurance and losses

Insurance premiums and expenditure incurred for insurance pursuant to clause 17 of the Agreement are deductible, provided that if such insurance is wholly or partly placed with an Affiliated company of the Company such premiums and expenditure shall be deductible only to the extent generally charged by competitive insurance companies other than an Affiliated company of the Company. Expenditure and losses incurred as a consequence of events which are, and in so far as, not made good by insurance are deductible, unless such expenditure has resulted solely from an act of willful misconduct or negligence of the Company.

(8)	Training expenditure

All expenditure incurred by the Company in training of its Namibian employees engaged in the Petroleum Operations and such other training as is required under clause 22 of the Agreement is deductible.

(9)	General and administrative expenditure

The expenditure described in paragraph 8.1(4) is deductible.

9.2	Expenditure not deductible under the Agreement

The following expenditure shall not be deductible in the computation of petroleum income tax and additional profits tax:-

(a)	All expenditure incurred before the date on which the Agreement was signed.

(b)	Interest and any other finance charges or fees incurred on loans raised by the Company, except as is provided under section 8(a)(iv) of the Taxation Act.

(c)	Petroleum marketing or transportation expenditure of Petroleum beyond the actual loading point of the Company for export from Namibia in the case of Crude Oil and in the case of Natural Gas the geographical point of sale.

(d)	The cost of obtaining and maintaining the bank guarantee and the performance guarantee required under the Agreement (and any other amounts spent on indemnities with regard to non-fulfilment of contractual obligations).

(e)	Donations and charitable contributions.

(f)	Unless otherwise agreed to by the Parties, Expenditures incurred in relation to arbitration and the sole expert in respect of any dispute under the Agreement.

(g)	Fines and penalties imposed by courts of law in Namibia.

(h)	The premium of 500 per cent and the additional amounts of 200 per cent and 600 per cent payable to the Government under clauses 8.14(c) and 10.4 of the Agreement.

(i)	The interest payable to the Government in terms of clause 11.14 of the Agreement.

(j)	Expenditure incurred as a result of willful misconduct or negligence of the Company.

(k)	Any expenditure which by reference to general oil industry practices can be shown to be excessive.

9.3	Other expenditure

Other expenditure not covered or dealt with in the provisions of this paragraph 9 and which is incurred by the Company for the necessary and proper conduct of the Petroleum Operations is only deductible with the prior approval in writing of the Permanent Secretary: Finance.

9.4	Miscellaneous income and credits under the Agreement

The proceeds received from or in connection with Petroleum Operations shall be credited to the accounts under the Agreement and shall be treated as miscellaneous gross income chargeable to both petroleum income tax and additional profits tax pursuant to the Taxation Act. Such proceeds include but are not limited to the following:-

(a)	The net proceeds of any insurance or claim in connection with the Petroleum Operations or any assets charged to the accounts under the Agreement when such operations or assets were insured and the premiums charged to the accounts under the Agreement.

(b)	Revenue received from third parties or Affiliated companies for the use of property or assets charged to the accounts under the Agreement.

(c)	Any adjustment received by the Company from the suppliers or manufacturers or their agents in connection with defective material the expenditure of which was previously charged by the Company to the accounts under the Agreement.

(d)	Rentals, refunds or other credits received by the Company which apply to any charge which has been made to the accounts under the Agreement, but excluding any award granted to the Company under arbitration or sole expert proceedings referred to in paragraph 9.2(f) above.

(e)	The prices originally charged to the accounts under the Agreement for materials subsequently exported from Namibia without being used in the Petroleum Operations.

(f)	The proceeds from the sale or exchange by the Company of plant or facilities from the Licence Area or plant or facilities the acquisition expenditure of which have been charged to the accounts under the Agreement.

(g)	The proceeds from the sale or exchange by the Company of any Petroleum rights being an interest in its Licence Area.

(h)	The proceeds from the sale of any Petroleum information which relates to the Licence Area provided that the expenditure incurred in respect of the acquisition of such information has been charged to the accounts under the Agreement.

(i)	The proceeds derived from the sale or licence of any intellectual property the development costs of which were incurred under the Agreement.

9.5	Duplication of charges and credits

Notwithstanding any term to the contrary in this Annexure, it is agreed that there shall be no duplication of charges or credits to the accounts under the Agreement.

10. Records and valuation of assets

10.1	The Company shall keep and maintain detailed records of assets in use for or in connection with Petroleum Operations in accordance with normal accounting practices in exploration and production activities of the international petroleum industry.

10.2	The Company shall furnish particulars to the Minister by notice in writing addressed and delivered to the Minister at six monthly intervals of all assets acquired by the Company to be used for or in connection with Petroleum Operations during the period immediately preceding the delivery of such notice.

10.3 The Company shall-

(a)	not lesst than once every twelve months with respect to movable assets; and

(b)	not less than once every four years with respect to Immovable Assets, take an inventory of the assets used for or in connection with Petroleum Operations in terms of the Agreement and address and deliver such inventory to the Minister together with a written statement of the principles upon which valuation of the assets mentioned in such inventory has been based.

10.4	The Company shall give the Minister at least 30 days notice in writing addressed and delivered to the Minister of its intention to take the inventory referred to in paragraph 10.3 and the Minister shall have the right to be represented when such inventory is taken.

10.5	When an assignation of rights under the Agreement takes place a special inventory shall be taken by the Company at the request of the assignee provided that the cost of such inventory is borne by the assignee and paid to the Company.

10.6	In order to give effect to clauses 17.5 and 17.6 of the Agreement the Company shall provide the Government with a comprehensive list of all relevant assets when requested by the Minister to do so.

11. Production statement

11.1	The Company shall, not later than seven days after the end of the first Calendar Month during which Petroleum is produced from the Licence Area, and thereafter not later than seven days after the end of every succeeding Calendar Month, prepare and submit to the Minister a production statement containing the following particulars in each respect of each Production Area in the Licence Area and for the Licence Area:

(a)	The quantity, grades and gravity of Crude Oil Produced and Saved;

(b)	the quantity and composition of Natural Gas Produced and Saved;

(c)	the quantities of Crude Oil and Natural Gas used for purposes of carrying on drilling and Production Operations and pumping to field storage, as well as quantities injected into the formations, each such use to be separately identified;

(d)	the quantity of Petroleum unavoidably lost;

(e)	the quantity of Natural Gas flared;

(f)	the size of Petroleum stocks held at the beginning of the Calendar Month in question;

(g)	the size of Petroleum stocks held at the end of the Calendar Month in question;

(h)	the number of days in the Calendar Month during which Petroleum was produced from each Production Area in the Licence Area.

11.2	The Minister may by notice in writing addressed and delivered to the Company direct that any other particulars relating to Petroleum Operations be included in the production statement referred to in paragraph 11.1 and the Company shall comply promptly with such request.

11.3	The Company shall, not later than seven days after the end of each Quarter address and deliver to the Commissioner aggregated statements containing the particulars referred to in items (a) to (h) of paragraph 11.1 in respect of the three months comprising that Quarter.

12. Value of production and pricing statement

12.1	The Company shall, for purposes of clause 15 of the Agreement, prepare a statement providing calculations of the value of each quality of Namibian Crude Oil Produced and Saved from the Licence Area during each Quarter which shall contain the following information:

(a)	The quantities of Namibian Crude Oil sold at arms length during the Quarter in question by the Company, the prices realized and receipts obtained for such sales;

(b)	the quantities of Namibian Crude Oil sold other than to third parties during the Quarter in question by the Company, the prices realised and receipts obtained for such sales;

(c)	the quantities of Crude Oil appropriated by the Company to refining or other processing without being otherwise disposed of in the form of Crude Oil;

(d)	the quantity and value of stocks of Crude Oil held at the beginning of the Quarter in question;

(e)	the quantity and value of stocks of Crude Oil held at the end of the Quarter in question;

(f)	the percentage volume of total sales of Namibian Crude Oil made by the Company during the Quarter that are arms length sales to third parties other than sales made pursuant to clause 24 of the Agreement;

(g)	the percentage volume of total sales of Namibian Crude Oil made by the Company during the Quarter that are arms length sales to third parties pursuant to clause 24 of the Agreement;

(h)	the Company’s estimate, pursuant to clause 15 of the Agreement, of the market price of Namibian Crude Oil Produced and Saved for the Quarter;

(i)	all other information available to the Company, if relevant for the purposes of clause 15 of the Agreement, concerning the prices of the selection of major competitive crude oils, including contract prices, discounts and premiums, and prices obtained on the spot markets.

12.2	At the time of the development of the first Discovery of Natural Gas, the Minister and the Company shall agree on an appropriate format for reporting the value of Natural Gas sold or disposed of.

12.3	The value of production and pricing statement for each Quarter shall be submitted to the Commissioner not later than 15 days after the end of the Quarter to which such value of production and pricing statement relate.

13. Expenditure and receipts statement

13.1	The Company shall prepare in respect of each Calendar Month a statement of expenditure and receipts under the Agreement. The statement will distinguish between exploration expenditure, development expenditure and production expenditure and shall separately identify major items of expenditure within those categories. The statement of receipts shall distinguish between income from the sale of Petroleum and miscellaneous income of the sort itemised in paragraph 9.4 of this Annexure. If the Minister is not satisfied with the degree of disaggregation within the said categories, he may request a more detailed disaggregation and the Company shall comply promptly with such request. The statement will show the following:-

(a)	Actual expenditure and receipts for the Calendar Month in question.

(b)	Cumulative expenditure and receipts for the budget year in question.

(c)	Latest forecast of cumulative expenditure and receipts at the Calendar Year end.

(d)	Variations between budget forecast and latest forecast, with explanations thereof.

13.2	At the end of each Quarter aggregated statements in respect of the three months comprising that Quarter shall be submitted for each of the items (a) to (d) in paragraph 13.1 above.

13.3	The statement of expenditure and receipts for each Calendar Month or Quarter shall be submitted to the Minister no later than 15 days after the end of such Calendar Month or Quarter.

14. Additional profits tax statement

14.1	The Company shall prepare with respect to each Calendar Year an additional profits tax statement containing the following information:

(a)	The value of net cash receipts for the Calendar Year, identifying separately each of the categories of gross income and allowable deductions provided in the Taxation Act.

(b)	The appropriate value of the Price Index for the Calendar Year.

(c)	The value of the first accumulated net cash position, second accumulated net cash position and the third accumulated net cash position for the tax year.

(d)	The value of the first accumulated net cash position, the second accumulated net cash position and the third accumulated net cash position at the end of the preceding tax year.

(e)	The amount of additional profits tax payable with respect to the first accumulated net cash position, the second accumulated net cash position and the third accumulated net cash position for the tax year.

(f)	The total amount of additional profits tax payable for the tax year.

14.2	The information required in terms of paragraph 14.1 shall be presented in sufficient detail so as to enable the Minister to verify the timing and amount of additional profits tax payments.

14.3	The Government reserves the right to call for additional profits tax statements more frequently than annually in order to satisfy the objective set out in paragraph 14.2 above.
14.4	The additional profits tax statement for each tax year shall be submitted to the Minister no later than 60 days after the end of such Calendar Year.

15.	End-of-year statement

15.1	The Company shall prepare a definitive end-of-year statement. The statement shall contain aggregated information for the Calendar Year in the same format as required in the production statement, the value of production and pricing statement, and the expenditure and receipts statement, but will be based on actual quantities of Petroleum produced, income received and expenditure incurred.

15.2	The end-of-year statement for each Calendar Year shall, except in the case of the production statement, be submitted to the Minister within 60 days of the end of such Calendar Year. The end-of-year production statement shall be submitted within 14 days of the end of each Year.

16.	Budget statement

16.1	The Company shall prepare an annual budget statement. This statement shall distinguish between exploration expenditure, development expenditure, and production expenditure and shall show the following:

(a)	Forecast expenditure and receipts for the Calendar Year under the Agreement.

(b)	Cumulative expenditure and receipts to the end of the said Calendar Year.

(c)	A schedule showing the most important and individual items of expenditure for the said Calendar Year.

(d)	A schedule indicating the planned expenditure on the purchase of Namibian goods and services pursuant to clause 23 of the Agreement.

16.2	The budget statement shall be submitted to the Minister with respect to each budget year no less than 90 days before the start of the Calendar Year except in the case of the Calendar Year in which the date on which the Agreement has been signed falls, when the budget statement shall be submitted within 30 days of the date on which the Agreement has been signed.

17.	Local procurement statement

17.1	In furtherance of the obligation in clause 23 of the Agreement for the Company to purchase Namibian goods and services the Company shall prepare in respect of each Calendar Year a local procurement statement, containing the following information:

(a)	The amount of expenditure incurred by the Company directly, or indirectly through its sub-contractors, on goods supplied, produced or manufactured in Namibia;

(b)	the amount of expenditure incurred by the Company directly, or indirectly through its sub-contractors, on services provided by Namibian entities;

(c)	the respective percentages that the expenditures recorded under items (a) and (b) above represent of the Company’s total expenditures;

(d)	a detailed description of the procedures adopted during the Year to identify and purchase goods and services from Namibian suppliers; and

(e)	a detailed exposition of how the local purchases for the Year as recorded under items (a) and (b) above compared with the projected purchases included in the budget statement for that Year (pursuant to item (d) of subparagraph 16.1 of this Annexure), with explanations for any significant variations;

17.2	The local procurement statement shall be submitted to the Minister within 60 days after the end of each Calendar Year.

18. Decommissioning statement

18.1	In furtherance of its obligation to decommission facilities used in Petroleum Operations in accordance with the Decommissioning Plan, the Company shall prepare in respect of each Calendar Year after the grant of a Production Licence a decommissioning statement, containing the following information valid as at the end of the Year:

(a)	where applicable, total cumulative production of Petroleum from the Production Area;

(b)	estimated total recoverable reserves of Petroleum from the Production Area;

(c)	the estimated date by which 50% of the estimated total recoverable reserves of Petroleum from the Production Area will have been produced;

(d)	the estimated future total cost of decommissioning the facilities in the Production Area, and of any facilities outside the Production Area;

(e)	where applicable, the amount to be deposited by the Company into any relevant Trust Fund in respect of the Year, setting out how the amount has been calculated;

(f)	where applicable, the amount actually paid into the Trust Fund by the Company in respect of the Year;

(g)	where applicable, the amount of expenditure incurred by the Company on actually decommissioning the facilities in the Year; and

(h)	where applicable, the amount of any money received by the Company in the Year from the Trust Fund.

18.2	The decommissioning statement for each relevant Calendar Year shall be submitted by the Company to the Commissioner not later than 30 days after the end of the Year.

19.	Revision of accounting procedure

The terms of this Annexure may be amended by agreement between the Company and the Government. The amendments shall be made in writing and shall state the date upon which the amendments shall become effective.

20.	Conflict with Agreement

In the event of any conflict between the terms of the Taxation Act, this Annexure and the Agreement the terms of the Agreement and the Taxation Act shall prevail.

NOT APPLICABLE

ANNEXURE 5

PERFORMANCE GUARANTEE

(Clause 30)

WHEREAS the Company, a Company duly incorporated and registered in .............. having its registered office at ................, (hereinafter referred to as “the Guarantor”) is the owner of 100% of the share capital of the ABC Company Ltd. (hereinafter referred to as “the Company”) and its parent company; and

WHEREAS the Company is a Party to the Petroleum Agreement dated the ...... day of ...................... 20.., (hereinafter referred to as “the Agreement”) entered into with the Government of Namibia (hereinafter referred to as “the Government”); and

WHEREAS the Company wishes to guarantee the performance of the Company or its Affiliated assignee under the Agreement;

NOW, THEREFORE the Guarantor hereby-

(a)	unconditionally and irrevocably guarantees to the Government that it will make available or cause to be made available to the Company or any other directly or indirectly owned subsidiary or Affiliate of the Guarantor to which any part or all of the Company’s rights or interest under the Agreement may subsequently be assigned (“Affiliated assignee”), resources required to ensure that the Company or an Affiliated assignee can carry out its obligations as set forth in the Agreement;

(b)	unconditionally and irrevocably guarantees to the Government the due and punctual compliance by the Company (or Affiliated assignee) with any obligations of the Company (or Affiliated assignee) under the Agreement;

(c)	undertakes to the Government that if the Company (or any Affiliated assignee) defaults on any of its obligations under the Agreement, then the Guarantor will fulfill or cause to be fulfilled the said obligations in place of the Company (or any Affiliated assignee);

(d)	declares that this guarantee shall expire on termination of the Agreement and any claims arising out of events during the period of validity of this guarantee must be submitted to the undersigned not later than 30 months subsequent to the date the claim arose.

SIGNED at .......... on this ........ day of .............20..

...........................................................................

Company Ltd.

ANNEXURE 6

PRINCIPLES GOVERNING THE TRAINING SCHEME

OF THE MINISTRY OF MINES AND ENERGY (“MME”)

1.	The total amount of training support offered by the applicant in terms of the requirements of section 14(b) of the Petroleum (Exploration and Production) Act, 1991, as amended by the Petroleum (Exploration and Production) Amendment Act, 1993, will be subdivided into two parts, to be allocated to:

1.1	Attachments and in-house training - 30 per cent,

1.2	Institution building, scholarships, and science, engineering and technology promotion - 70 per cent.

The allocations for 1.2 (70 per cent of the gross sum) shall be made payable to the Trust Fund known as the Petroleum Education and Training Fund (PETROFUND). The allocation of these funds to beneficiaries shall be decided upon by the Board of Trustees of PETROFUND. The Board of Trustees of PETROFUND shall consist of five representatives from MME and NAMCOR E&P, one from the Ministry of Education and three from the operating oil companies. The allocation for 1.1 (30 per cent of the gross sum) shall be expended directly by each individual Company in accordance with the following principles.

2.	ATTACHMENTS AND IN-HOUSE TRAINING

Objectives:	To train Namibian citizens in thte field of natural science, engineering and technology as related to oil and gas exploration antd production, by exposing them to company practice and operation.

2.1	Recommended Fields of attachments and in-house training

Geology and geophysics related to oil exploration and production Construction and reservoir engineering Drilling practice and technology Oil production practice and technology Economics of oil exploration and production

2.2	Recruitment of candidates

It will be the responsibility of the licensee to recruit suitable candidates through the local public media or through direct nominations by MME and to appoint such candidates in consultation with the MME.

2.3	Reporting on training activities

The licensee shall report to the MME on an annual basis the details of the number, kind and cost of attachments or training positions created, filled and maintained through the immediate past year and the performance of the incumbents. If the total expenditure on these activities comes to less than 30 percent of the gross sum voted for training in terms of section 14(b) of the Petroleum Act, the outstanding amount shall be paid into the Training Fund.

3.	INSTITUTION BUILDING

Objective:	To strengthen Namibian research, education and training institutions by providing infrastructure to enhance the quality of such research education and training.

3.1	Nomination of institutions

The MME shall nominate institutions where support is needed, and give details of the kind of support and cost involved. It is envisaged that the typical beneficiaries will be tertiary institutions at which science, engineering and technology are being taught and research institutions where advanced research in oil and gas-related disciplines are being done. Such support may be applied to equipment, the temporary provision of teaching staff, and in cases of severe need only, to the erection of buildings.

3.2	Allocation of funds

The Board of Trustees of PETROFUND shall select from the nominated institutions the projects that show the most merit in terms of the general development in Namibia of natural science engineering and technology, on the one hand, and the oil and gas exploration and production industry, on the other hand. In the allocation of funds, the Board of Trustees of PETROFUND shall also keep in mind the longer term needs of the country beyond the sphere of petroleum, non-petroleum minerals and mining.

3.3	Reporting by beneficiaries

It will be expected from the beneficiaries to report in detail how the financial support was expended and how the new facility was integrated in the activities of the relevant institutions.

4.	SCHOLARSHIPS

Objective:	To enhance education and training in natural science, mathematics, engineering, and technology in Namibia by improvement of the quality and quantity of teaching staff in these subjects in secondary schools as well as in post-school institutions. To strengthen the core of Namibians engaged in the professions of natural science, engineering and technology outside teaching.

4.1	Recruitment

The candidates for graduate and post-graduate studies and research at tertiary institutions both within and outside Namibia shall be recruited through the local public media by the Board of Trustees of PETROFUND.

4.2	The Board of Trustees of PETROFUND shall select the candidates on merit with due regard to the medium- and short-term requirements of the country so as to create a balanced supply of natural scientists, engineers and technologists to the industry and natural science, mathematics, engineering and technical teachers to the teaching institutions.

5.	NATURAL SCIENCE, ENGINEERING AND TECHNOLOGY PROMOTION

Objective:	To foster awareness of and promote knowledge of natural science, mathematics, engineering and technology over a broad spectrum of the population by exposing them to selected promotional activities in the relevant fields.

5.1	The Board of Trustees of PETROFUND shall be responsible for an ongoing programme of promotion of natural science, engineering and technology through the organization of lectures, conferences, workshops, short courses, Olympiads, competitions etc. The target group of the population should range from primary schools right through to qualified professionals.

6.	EMPHASIS FOR THE MEDIUM TERM

The emphasis in this document is strongly biased to natural science, engineering and technology because these are the fields in which Namibia seems to lack adequate manpower. Should, however, the future needs change, the aims and objectives as well as target groups of the population as proposed here shall be reviewed by the Board of Trustees of PETROFUND to suit the circumstances.

ANNEXURE 7

PRINCIPLES GOVERNING THE USE OF FUNDS PAID TO NAMCOR E&P FOR ENVIRONMENTAL STUDIES

1.	The amounts paid under clause 11.15 of this agreement to NAMCOR E&P will be fully accounted for by NAMCOR E&P and will be fully audited by NAMCOR E&P’s auditors. The allocation and utilisation of these funds will be decided upon by NAMCOR E&P in consultation with all oil exploration/production licensees and representatives from the Ministry of Fisheries and Marine Resources and the Ministry of the Environment and Tourism. Funds will be used, amongst other purposes, for:

(a)	collecting weather and drifter buoy data needed for reliable oil spill drift modelling and for effective oil spill contingency planning;

(b)	long-term collecting of wave and current data;

(c)	long-term collecting of marine and weather data that will be needed for design of offshore installations;

(d)	periodic monitoring of levels of pollution during production drilling and production using internationally accepted methods of monitoring;

(e)	any other environment-related studies that the government ministries or the licensees feel are needed and relevant.